SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, DC  20549
                           __________


                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

        Date of report (Date of earliest event reported)

                         March 26, 1999



              	    COMPTEK RESEARCH, INC.

   (Exact Name of Registrant as Specified in Charter)


      New York            1-8502              16-0959023
-------------------   ----------- -----------------------------

  (State of Other     (Commissi   (IRS Employer Identification
  Jurisdiction of      on File                No.)
   Incorporation)      Number)

 2732 Transit Road, Buffalo, New York           14224-2523
                             			          --------------------

(Address of Principal Exeuctive Offices)         (Zip Code)

Registrant's telephone number,          (716) 677-4070
including area code:                 -------------------



                        Not Applicable
--------------------------------------------------------------
(Former Name or Former Address, if Changed Since Last Year)


<PAGE 1>

Item 2.        ACQUISITION OR DISPOSITION OF ASSETS

On March 26, 1999, Comptek Research, Inc. (the "Company") completed the purchase of the business operations and substantially all of the related assets and liabilities of Amherst Systems, Inc. ("Amherst"), a privately-held company specializing in simulation/stimulation and evaluation systems for electronic defense applications (the "Amherst Acquisition"). The Company paid a purchase price of $30 million and assumed long-term debt of $5.1 million. The Company paid the purchase price by delivering $20 million in cash and $10 million in subordinated promissory notes of the Company. The amount of consideration paid was based upon arms-length negotiations between the parties.

Amherst was founded in 1975 and is based in Buffalo, New York. Prior to the acquisition by the Company, Amherst employed approximately 330 people and maintained offices in Huntsville, Alabama; Herdon, Virginia; and Dayton, Ohio. Amherst also maintained a Canadian subsidiary based in Ottawa, Ontario. As a result of the acquisition, the Company assumed each of the office locations of Amherst and hired all of the former Amherst employees. The Company placed the acquired assets and liabilities into a newly formed wholly-owned subsidiary of the Company. In addition, the Company intends to transfer the assets and operations of its Advanced Systems Division into the new subsidiary, thereby combining the Company's electronic warfare simulation/stimulation and training resources into one strategic business unit.

In order to finance the Amherst Acquisition and provide working capital, the Company issued, pursuant to Rule 506 of Regulation D, 8 1/2% convertible subordinated debentures (the "Debentures"), due 2004. The Company also amended and increased its existing credit facility in connection with the Amherst Acquisition.

The Company initially sold $15 million of Debentures and has the ability to sell, by April 23, 1999, an additional $5 million of Debentures for an aggregate amount of $20 million. The Debentures, issued only in denominations of 1,000 and multiples thereof, are convertible into shares of common stock of the Company at a conversion price of $9.50, which is subject to adjustment, including an adjustment if the Company reports income before extraordinary item and accounting change diluted earnings per share of less than $0.80 per share for its fiscal year ending March 31, 2000. In such case, the conversion price will be reset to $8.50. The Debentures bear interest payable semiannually on April 1 and October 1 of each year, commencing October 1, 1999 at the per annum rate of 8.5%. The Debentures are not redeemable by the Company prior to March 1, 2002. Thereafter, the Company may redeem the Debentures at any time together with accrued and unpaid interest at the following premiums on or after: (1) March 1, 2002 -103.4%; (2) March 1, 2003 - 101.7%; (3)
March 1, 2004 and thereafter - 100.0%. The Debentures are unsecured obligations of the Company, subordinated in right of payment to all present and future senior indebtedness, including the Company's borrowings under its credit facility.

In connection with the Amherst Acquisition, the Company's credit facility with Manufacturers and Traders Trust Company ("M&T Bank") has been amended and increased, and includes the following: (1) a new revolving credit agreement with a $27 million maximum borrowing limit bearing interest, at the Company's option, of prime or LIBOR plus an applicable margin based on a ratio of the Company's funded debt to earnings before income taxes, depreciation and amortization (EBITDA) minus capital expenditures; (2) remaining in place, the Company's seven-year term loan bearing interest at LIBOR plus an applicable margin based on a ratio of the Company's funded debt to EBITDA minus capital expenditures, with an outstanding balance of $13.75 million as of March 31, 1999; (3) remaining in place, the Company's five-year term loan, with an outstanding balance of $2.0 million as of March 31, 1999, bearing interest at a fixed rate of 8.5%. Additionally, remaining in place, is an interest rate swap

<PAGE 2>

agreement with KeyBank, N.A. that converts $7.5 million of the outstanding debt to a fixed rate of 7.86% with a termination date of June 1, 2003. The Company entered into this swap agreement in May 1998. Amounts drawn under the revolving credit agreement may be converted into a four-year term loan at the Company's discretion at any time prior to its maturity on January 31, 2001. The entire credit facility is secured by substantially all of the Company's assets.
The revolving credit agreement stipulates that the Company maintain minimum levels of: (1) working capital; (2) tangible net worth; (3) funded debt to EBITDA minus capital expenditures; (4) EBITDA to fixed charges; (5) senior funded debt to EBITDA minus capital expenditures. Additionally, the Company may not exceed prescribed levels of capital expenditures and operating lease expense. Furthermore, the agreement prohibits the Company from the paying any cash dividends, without the consent of M&T Bank.

Prior to the Amherst Acquisition, the Company reported its operating activities in two defense-related segments: Defense Systems ("Systems") and Engineering and Technical Services ("Services"). The Systems segment includes operating activities for tactical systems, as well as simulation/stimulation and training systems. As a result of the Amherst Acquisition, the Company will revise its segments in view of expected increase in simulation/stimulation and training systems sales. These new segments will be Tactical Systems, Simulation/Stimulation and Training Systems, and Engineering and Technical Services.


Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL  INFORMATION AND
          EXHIBITS.

The following financial information is being filed in order to satisfy financial statement requirements.

(a)  Financial Statements for Business Acquired.

     1. Consolidated financial statements of Amherst Systems, Inc. as of and for the years ended April 30, 1998, 1997, and 1996.

     2. Consolidated financial statements of Amherst Systems, Inc. for the eight months ended December 31, 1998 and 1997.

<PAGE 3>



AMHERST SYSTEMS, INC.

Consolidated financial statements of Amherst Systems, Inc.
for the years ended April 30, 1998, 1997, and 1996

<PAGE 4>




                     Independent Auditors' Report


The Board of Directors
Amherst Systems Inc.:

We have audited the accompanying consolidated balance sheets of Amherst Systems Inc. as of April 30, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Amherst Systems Inc. as of April 30, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended April 30, 1998 in conformity with generally accepted accounting principles.

                                   KPMG LLP



Buffalo, New York
June 12, 1998

<PAGE 5>

                       AMHERST SYSTEMS INC.
                   Consolidated Balance Sheets

                     April 30, 1997 and 1998
                      (dollars in thousands)
                                              1997          1998
                                          -----------   ----------

                Assets
Current assets:
     Cash and equivalents               $          45 $        825
     Contract receivables (note 3)              5,505       10,939
     Inventories (note 4)                       1,241        1,905
     Other                                         86          222
     Deferred income taxes (note 7)               235          280
                                           ----------    ---------
          Total current assets                  7,112       14,171
                                           ----------    ---------
Plant and equipment, at cost:
     Assets under capital leases                1,995        2,920
     Computer equipment                         1,814        2,234
     Other equipment                            1,901        2,095
     Leasehold improvements                       209          451
                                           ----------    ---------
                                                5,919        7,700
Less accumulated depreciation and
  amortization                                  3,515        4,207
                                           ----------    ---------
          Net plant and equipment               2,404        3,493

Software costs, net of accumulated
  amortization of $1,546 and $1,718 in
  1997 and 1998, respectively                     684          512

Other assets                                       13          233
                                           ----------    ---------
                                        $      10,213 $     18,409
                                           ==========    =========
  Liabilities and Shareholders' Equity

Current liabilities:

     Current installments of long-term
       debt (note 5)                    $         430 $        586
     Accounts payable                           1,775        1,033
     Accrued expenses                           1,260        2,263
     Customer advances                          1,463        3,876
                                           ----------     --------
          Total current liabilities             4,928        7,758

Long-term debt, excluding current
  installments (note 5)                         1,683        6,202

Other liabilities (note 7)                        520          435
                                           ----------    ---------
          Total liabilities                     7,131       14,395
                                           ----------    ---------
Shareholders' equity (note 9):

     Common stock, $.01 par value,
       2,000,000 shares authorized,
       1,030,721 and 1,042,021 shares
       issued at April 30, 1997 and
       1998, respectively                          10           10

     Additional paid-in capital                   653          710

     Retained earnings                          2,424        3,320

     Foreign currency translation
       adjustment                                   -         (21)
                                           ----------    ---------
                                                3,087        4,019
     Less cost of 1,200 treasury shares             5            5
                                           ----------    ---------
          Total shareholders' equity            3,082        4,014
Commitments and contingency (notes 3,
  5, 10, and 13)                           ----------    ---------
                                        $      10,213 $     18,409
                                           ==========    =========

See accompanying notes to consolidated financial statements.

<PAGE 6>

                       AMHERST SYSTEMS INC.
              Consolidated Statements of Operations

            Years ended April 30, 1996, 1997 and 1998
                          (in thousands)
                                   1996        1997         1998
                                 --------    --------     -------
Net sales                     $    14,439  $    16,922 $    31,644
Costs of sales                     11,834       11,866      24,436
                                 --------     --------     -------
     Gross profit                   2,605        5,056       7,208

General and
  administrative expenses
  (note 6)                          3,552        4,529       5,636
                                 --------     --------     -------
     Operating (loss)
      income                        (947)          527       1,572
Interest expense                    (194)        (262)       (273)
                                 --------     --------     -------
     (Loss) income from
       continuing
       operations before
       income taxes               (1,141)          265       1,299

Income taxes (benefit)
  (note 7)                          (443)          100         190
                                 --------     --------     -------
     Income (loss) from
       continuing
       operations                   (698)          165       1,109

Income (loss) from
  discontinued operations,
  net of income tax
  (expense) benefit of
  $(13), $260 and $40 in
  1996, 1997 and 1998,
  respectively (notes 7
  and 12)                              21        (295)       (213)
                                 --------     --------     -------
     Net income (loss)        $     (677)  $     (130) $       896
                                 ========     ========     =======

See accompanying notes to consolidated financial statements.

<PAGE 7>

                         AMHERST SYSTEMS INC.
            Consolidated Statements of Shareholders' Equity

               Years ended April 30, 1996, 1997 and 1998
                        (dollars in thousands)
                                                         Foreign
                                                         cur-
                                                         rency
                         Addi-                Re-        trans-    Total
                         tional     Trea-     tained     lation    share-
               Common    paid-in    sury      earn-      adjust-   holders'
               Stock     capital    stock     ings       ment      equity
Balances at
April 30,
1995        $      10 $      502 $     (4)  $   3,231  $      -  $     3,739

Sale of
8,000
common
shares
under stock         -         32         -          -         -           32

option plan
(note 9)
Purchase of
200 common
shares for
treasury            -          -         -          -         -          (1)

Net loss            -          -         -      (677)         -        (677)
               ------    -------    ------     ------    ------      -------

Balances at
April 30,
1996               10        534       (5)      2,554         -        3,093

Sales of
26,510
common
shares
under stock         -        119         -          -         -          119
option plan
(note 9)

Net loss            -          -         -      (130)         -        (130)
               ------    -------    ------     ------    ------     --------

Balances at
April 30,
1997               10        653       (5)      2,424         -        3,082

Sale of
11,300
common
shares
under stock         -         57         -          -         -           57
option plan
(note 9)

Net income          -          -         -        896         -          896

Foreign
currency
translation
adjustment          -          -         -          -      (21)         (21)
               ------    -------    ------     ------    ------     --------

Balances at
April 30,
1998        $      10 $      710 $     (5)  $   3,320  $   (21)  $     4,014
               ======    =======    ======     ======    ======     ========


See accompanying notes to consolidated financial statements.

<PAGE 8>

                        AMHERST SYSTEMS INC.
               Consolidated Statements of Cash Flows
             Years ended April 30, 1996, 1997 and 1998
                           (in thousands)
                                  1996          1997         1998
                                ---------     ---------    ---------
Cash flows from operating
  activities:

     (Loss) income from
       continuing operations  $     (698)  $        165  $     1,109

     Income (loss) from
       discontinued
       operations                      21         (295)        (213)
                                ---------     ---------    ---------
          Net income (loss)         (677)         (130)          896

Adjustments to reconcile net
 income (loss) to net cash
 provided (used) by
 operating activities:

   Depreciation and
    amortization of plant
    and equipment                     514           570          764

   Amortization of
    capitalized software
    costs                             226           200          172

   Deferred income taxes             (80)         (150)        (130)

   Changes in assets and
    liabilities providing
    (using) cash:

       Contract
        receivables                 1,319       (2,709)      (5,042)

       Inventories                  (307)          (87)        (316)

       Accounts payable             (733)         1,662        (977)

       Accrued expenses               389           220        1,009

       Customer advances            (184)           765        2,423

       Other                        (498)           614        (195)
                                ---------     ---------    ---------
          Total
           adjustments                646         1,085      (2,292)
                                ---------     ---------    ---------
          Net cash
          (used) provided
           by operating
           activities                (31)           955      (1,396)
                                ---------     ---------    ---------
Cash flows from investing
 activities:

     Acquisition of
      subsidiary                        -             -         (21)

     Purchase of plant and
      equipment                     (721)         (412)      (2,048)

     Proceeds from disposal
      of plant and equipment            -             5           47
                                ---------     ---------    ---------
          Net cash used by
           investing
           activities               (721)         (407)      (2,022)
                                ---------     ---------    ---------
Cash flows from financing
 activities:

   Net proceeds from
    (repayment of) lines of
    credit                            500         (400)        3,700

   Proceeds from other long-
    term debt                         522           242        1,151

   Repayment of other long-
    term debt                       (451)         (433)        (709)

   Purchase of common shares          (1)             -            -

   Proceeds from sale of
    common shares                      25            72           50
                                 --------     ---------    ---------
          Net cash provided
           (used) by
           financing
           activities                 595         (519)        4,192
                                 --------     ---------    ---------
          Effect of exchange
           rate changes on
           cash                         -             -            6
                                ---------     ---------    ---------
          Net (decrease)
           increase in cash
           and equivalents          (157)            29          780

Cash and equivalents at
 beginning of period                  173            16           45
                                ---------     ---------    ---------
Cash and equivalents at
 end of period                $        16  $         45  $       825
                                =========     =========    =========

Supplemental cash flow information (note 2)

See accompanying notes to consolidated financial statements.

<PAGE 9>

                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998



(1)Summary of Significant Accounting Policies

   Amherst Systems Inc. (Amherst) and its subsidiary (the Company) develop and sell computer software and hardware products. The predominant source of revenue are products sold to the U.S. Government under prime and subcontractual arrangements. Prime and subcontractual arrangements are primarily in the form of cost reimbursable or fixed-priced contracts. For 1997 and 1998, the Company had net sales from two significant customers which comprised 32% and 48%, respectively, of the consolidated totals. Subsequent to the discontinuance of its Retail Systems divisions (note 12), the Company operates in one business segment. Significant accounting policies of the Company are as follows:

   (a)Principles of Consolidation

       The consolidated financial statements include the accounts of Amherst and its two wholly-owned subsidiaries. One of these subsidiaries, Omega Telemus, Inc. (Telemus), a Canadian corporation, was acquired in September 1997 (note 11). All significant intercompany balances and transactions have been eliminated in consolidation.

   (b)Revenue Recognition

       Revenue on fixed-price contracts is recognized using the percentage of completion method based on costs incurred in relation to the total estimated costs. Cost reimbursable contract revenues are recognized to the extent of project costs incurred plus a proportionate amount of fee. As long-term contracts extend over one year, revisions in estimated costs and earnings are reflected in the accounting period in which such revisions become known. The entire amount of any estimated loss is accrued at the time the losses are determined.

   (c)Cash Equivalents

       Cash equivalents consist of highly liquid investments, primarily U.S. Treasury securities, with original maturities of three months or less. At April 30, 1998, $647,752 of cash was considered restricted for use pursuant to one specific contract.

   (d)Inventories

       Inventories are stated at the lower of cost (first-in, first-out) or market.

<PAGE 10>

                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998



   (e)Depreciation and Amortization

       Depreciation of equipment is provided over the estimated useful lives of the respective assets on the straight-line method. Amortization of assets under capital leases is computed on the straight-line method over the noncancellable terms of the respective leases, or the assets' useful lives, whichever is shorter. Equipment is depreciated over periods which range from five to seven years.

   (f)Income Taxes

       The Company utilizes the asset and liability method of income tax accounting. Pursuant to this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (g)Capitalized Software Costs

       The Company capitalizes computer software costs incurred in the production of software products once the products' technological feasibility has been established. Such costs are carried at the lower of unamortized cost or net realizable value. Amortization begins when the product is available for general release. Amortization expense is based on the straight-line method over the estimated economic life of the product or the ratio of annual revenue from the product to total estimated revenue, whichever is greater.

   (h)Stock Option Plan

       The Company has adopted the disclosure alternative permitted in Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Accordingly, the Company has elected to continue to apply the accounting provisions of APB 25, which results in the measurement of compensation expense on the date of an option grant to the extent that the current market price of the underlying stock exceeds the exercise price.


<PAGE 11>

                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998



   (i)Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions related to the reporting of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(2)Supplemental Cash Flow Information

   Cash received (paid) for (in thousands):

                               1996         1997          1998
                            --------------------------------------
     Interest             $    (193)   $     (247)   $    (284)
     Income taxes                 -           234            -
                            ======================================

   Supplemental   schedule   of  noncash   investing   and   financing
   activities (in thousands):

                               1996         1997          1998
                            -------------------------------------
     Conversion of employee
       vested vacation to
       common shares under
       stock option plan
       (note 9)              $     7   $        47   $       46

     Fair value of debt
       assumed in acqui-
       sition of subsi-
       diary
       (note 11)                   -             -          533
                           ======================================
<PAGE 12>



                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998



(3)Contract Receivables

   The components of contract receivables (primarily from the U.S. Government) at April 30, 1997 and 1998 follow (in thousands):

                                            1997          1998
                                      ---------------------------

     Amounts billed                    $     1,231   $    3,769

     Costs and estimated
      earnings in excess
      of billings on
      uncompleted
      contracts                              4,274        7,170
                                         -------------------------
                                       $     5,505   $   10,939
                                         =========================

   Costs and estimated earnings in excess of billings on uncompleted contracts represent amounts that could not be presented for billing under the terms of the contracts as of the respective balance sheet dates. It is anticipated that such unbilled amounts will be recovered as units are delivered or upon completion of the contract. Substantially all amounts are expected to be collected within the next fiscal year. In situations where billings exceed costs and estimated earnings, the excess is included in customer advances.

   Costs incurred by the Company in the performance of U.S. Government contracts are subject to audit by the Defense Contract Audit Agency (DCAA). In the opinion of management, the final determination of allowable costs will not result in significant adjustments to recorded amounts.


(4)Inventories

   The components of inventories at April 30, 1997 and 1998 are as follows (in thousands):

                                            1997          1998
                                      -----------------------------

     Parts                             $       605   $      821
     Work-in-process                           348          768
     Finished goods                            288          316
                                      -----------------------------
                                       $     1,241   $    1,905
                            				      =============================
   <PAGE 13>


                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998



(5)Note Payable and Long-term Debt

   A summary of long-term debt at April 30, 1997 and 1998 follows (in thousands):

                                            1997          1998
                                     ----------------------------
     Bank  revolving  line
     of
       credit                          $     1,100   $    4,800
     Bank term loans                             -          332
     Capital lease
       obligations                           1,013        1,656
                                     ----------------------------
                                             2,113        6,788
     Less current
       installments                            430          586
                                     ----------------------------
       Long-term debt,
         excluding
         current
         installments                  $     1,683   $    6,202
                                     ============================

   The Company has a revolving line of credit facility with a bank. The total available credit under this facility is $7,000,000 subject to a borrowing base. Outstanding borrowings bear interest at the bank's prime rate (8.5% at April 30, 1998) and are secured by substantially all assets of the Company. The revolving credit agreement, which expires on October 1, 2000, requires the Company to maintain minimum working capital, debt service coverage and total debt to net worth, as defined. At April 30, 1998, the Company was either in compliance with the financial covenants or obtained the applicable waiver letter from the bank. The credit facility is used to advance working capital or issue standby letters of credit to foreign customers to secure the Company's performance on advance payments from these customers. There were outstanding standby letters of credit in the amount of $1,682,672 under this facility at April 30, 1998.

   The Company also has term loans payable to a bank in monthly principal installments of $8,604 plus interest at various rates (ranging from 7.25% to 8.25% at April 30, 1998) that mature through February 2003. Outstanding borrowings are secured by substantially all assets of Telemus.

   Telemus also has a facility with a bank providing for the issuance of a standby letter of credit. At April 30, 1998, a standby letter of credit on $1,542,473 has been issued under this facility to secure Telemus' performance under a contract.

   <PAGE 14>

                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998



   Capital lease obligations, related primarily to computer equipment purchases, are payable as follows (in thousands):

       Fiscal year ending April 30:
         1999                                  $     660
         2000                                        508
         2001                                        399
         2002                                        297
         2003                                        200
                                                 ---------
       Total minimum lease payments                2,064
       Less amounts representing interest,  at
       rates ranging from
         5.04% to 14.81%                           (408)
                                                 ---------
       Present  value  of  net  minimum  lease
       payments                             1,656
       Less  current installments  of  capital
       lease obligations                             492
                                                 ---------
       Obligations under capital leases,
         excluding current installments        $   1,164
                                                 ==========

   Accumulated  amortization  of  assets  under  capital  leases   was
   $676,102 and $961,190 at April 30, 1997 and 1998, respectively.


(6)Research and Development Expenses

   The cost of independent research and development is charged to general and administrative expense when incurred. These costs amounted  to  $1,328,327, $1,743,241 and $2,151,878 for  the  years ended April 30, 1996, 1997 and 1998, respectively.

<PAGE 15>


                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998

(7)Income Taxes

   Components  of   income  tax  expense  (benefit),  attributable  to
   continuing and discontinued operations, for the years ended April 30, 1996, 1997 and 1998 are as follows (in thousands):

                               1996         1997          1998
                            -------------------------------------
     Current:
       Federal            $    (322)   $       (9)   $      237
       State                    (28)           (1)           43
                            -------------------------------------
                               (350)          (10)          280
                            -------------------------------------
     Deferred:
       Federal                  (68)         (135)        (117)
       State                    (12)          (15)         (13)
                            -------------------------------------
                                (80)         (150)        (130)
                            -------------------------------------

       Total              $    (430)   $     (160)   $      150
                            =====================================

   The income tax expense (benefit) has been allocated on the consolidated statements of operations as follows (in thousands):

                               1996         1997          1998
                            -------------------------------------

   Continuing operations  $    (443)   $       100   $      190
   Discontinued
   operation                     13           (260)         (40)
                            -------------------------------------
                          $    (430)   $      (160)  $      150
                            =====================================

<PAGE 16>

                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998

   Total income tax expense (benefit) differs from "expected" taxes (computed by applying the U. S. Federal corporate rate of 34% to income (continuing and discontinued) before income taxes as follows (in thousands):

                               1996         1997          1998
                            -------------------------------------
     Computed "expected"
       tax expense
      (benefit)           $    (376)   $      (98)   $      354

     Increase (decrease)
     resulting from:

       Permanent differ-
         ences primarily
         foreign sales
         corporation
         commission
         in 1998                   -            11        (119)

       Tax credits                 -          (96)         (67)

       State taxes, net of
         Federal income
          tax effect            (42)          (11)           20

       Other                    (12)            34         (38)
                            -------------------------------------
                          $    (430)   $     (160)   $      150
                            =====================================

   The tax effects of temporary differences that give rise to the net deferred tax liability at April 30, 1997 and 1998 are as follows (in thousands):


                                            1997          1998
                                         ------------------------
     Deferred tax assets:
       Accrued compensation            $       212   $      280

       Tax credit
         carryforwards                         235          220

       Other                                    23            -
                                         ------------------------
           Total deferred
            tax assets                         470          500
                                         ------------------------
     Deferred tax liabilities:

       Accumulated depreciation
         of plant and
         equipment                     $       420   $      380

       Capitalized software
         costs                                 280          220
                                         ------------------------
           Total deferred
             tax liabilities                   700          600
                                         ------------------------
           Net deferred tax
             liability                 $       230   $      100
                                          =======================

<PAGE 17>
                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998



   Deferred taxes are presented in the accompanying consolidated balance sheets as follows (in thousands):

                                            1997          1998
                                         ------------------------
     Current deferred tax
      Assets                           $       235   $      280

     Noncurrent deferred
      tax liabilities
                                               465          380
                                         ------------------------
                                       $       230   $      100
                                         ========================

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the assets will not be realized. Management considers, among other things, projections of future taxable income and the scheduled reversal of deferred tax liabilities in making this assessment. Based on this assessment, management believes that deferred tax assets are fully recoverable, accordingly, no valuation allowance has been provided.

   The Company's tax credit carryforwards at April 30, 1998 expire from 2005 to 2012.


(8)Pension Plan

   The Company has a defined contribution pension plan covering all employees. The Company's maximum matching contribution is 4% of compensation. Expense under the plan was $248,106, $262,361 and $314,026 for the years ended April 30, 1996, 1997 and 1998, respectively.


(9)Stock Option Plan

   The Company has a stock option plan providing for options representing up to 200,000 shares of common stock. The plan covers substantially all employees and terminates in 2002. The Company may repurchase any shares purchased under the plan at the original purchase price if an employee leaves the Company within three years of exercising options. Options generally expire one year after the grant date. Exercise prices are equal to the Company's estimate of the fair value per share of stock at the date of grant.

<PAGE 18>

                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998



   A summary of stock option activity for years ended April 30, 1996, 1997 and 1998 is as follows:

                               1996         1997          1998
                            -------------------------------------

     Outstanding, beginning
      of year                  2,000             -       41,540

     Granted                   5,000        71,600        6,500

     Expired and subscribed    1,000        (3,550)     (31,240)

     Exercised                (8,000)      (26,510)     (11,300)
                            -------------------------------------
     Outstanding, end of
     period                        -        41,540        5,500
                            =====================================

   The estimated fair value of options granted in the fiscal years ended April 30, 1997 and 1998 determined under the minimum was insignificant. The pro forma effects of using these fair values in the determination of net income as permitted by SFAS No. 123 are, accordingly, not material. The risk-free interest rate used in this determination was 5.43%. No dividends are paid on the Company's stock.

   The weighted average exercise prices of options granted in 1996, 1997 and 1998 were $4.50, $5.00 and $5.50, respectively. The weighted average price of options exercised was $4.00, $4.50, and $5.00 in 1996, 1997 and 1998, respectively. At April 30, 1997 and 1998 outstanding options were exercisable at $5.00 and $5.50 per share, respectively, and expire prior to April 30, 1999.

   Of the options exercised for the year ended April 30, 1998, 1,136 shares were issued in exchange for vested accrued vacation.


(10)    Operating Leases

   The Company recorded operating lease expense of $621,772, $641,303 and $800,777 for the years ended April 30, 1996, 1997 and 1998, respectively.

   Future annual minimum lease payments under all non-cancelable operating leases are as follows (in thousands):

            Year ending April 30:
              1999                             $     933
              2000                                   943
              2001                                   899
              2002                                   811
              2003                                   783
            Thereafter                         $     415
                                                   ========

<PAGE 19>

                         AMHERST SYSTEMS INC.

                     Notes to Financial Statements

                     April 30, 1996, 1997 and 1998



   The Company subleases some of its facilities from a shareholder pursuant to an operating sublease. Rental expense under the sublease was $589,967, $602,748 and $621,413 for the years ended April 30, 1996, 1997 and 1998, respectively.


(11)    Acquisition of Subsidiary

   On September 26, 1997, Amherst acquired all of the common stock of Omega Telemus Inc., a Canadian defense electronics company with operations in Kanata, Ontario. The purchase price of $554,000 was funded primarily with cash of $21,000 and an assumption of debt of approximately $533,000. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the acquired assets and liabilities based upon estimated fair values. Telemus' results of operations are included with the Company from the acquisition date.


(12)    Discontinued Operation

   In fiscal 1998, the Company discontinued the operations of its commercial division, Retail Systems. The income (loss) from this discontinued operation, net of income taxes of approximately $21,000, $(295,000) and $(213,000) has been separately presented in the 1996, 1997 and 1998 consolidated statements of operations, respectively. The remaining net assets of this division totaling approximately $93,000 at April 30, 1998 includes inventory and capitalized software. The Company believes it will complete the sale of this business in fiscal 1999.


(13)    Contingent Liability

   The Company is a defendant in a lawsuit which is in the early stages of discovery. Management does not believe that the resolution of this suit will have a material adverse effect on the Company's financial statements.


<PAGE 20>


AMHERST SYSTEMS, INC.

Consolidated financial statements of Amherst Systems, Inc.
for the eight months ended December 31, 1998 and 1997

<PAGE 21>

                      AMHERST SYSTEMS INC.
              Consolidated Condensed Balance Sheet
                        December 31, 1998
                         (in thousands)
                           (unaudited)
                     Assets
Current assets:
     Cash and equivalents (note 8)                $         2,067
     Contract receivables (note 3)                         14,766
     Inventories (note 4)                                   3,208
     Other                                                    783
                                                      -----------
          Total current assets                             20,824
                                                      -----------
Plant and equipment, at cost:

     Assets under capital leases                            2,920
     Computer equipment                                     2,009
     Other equipment                                        2,029
     Leasehold improvements                                   801
                                                      -----------
                                                            7,759
     Less accumulated depreciation and
      amortization                                          4,638
                                                      -----------
          Net plant and equipment                           3,121

Software costs, net of accumulated amortization               405
Other assets                                                  271
                                                      -----------
                                                  $        24,621
                                                      ===========
      Liabilities and Shareholders' Equity

Current liabilities:

     Current installments of long-term debt                   654
     Accounts payable                                       3,594
     Accrued expenses                                       3,246
     Customer advances                                      5,056
                                                      -----------
          Total current liabilities                        12,550

Long-term debt, excluding current installments              6,410
Other liabilities                                             436
                                                      -----------
          Total liabilities                                19,396
                                                      -----------
Shareholders' equity (note 6):

     Common stock                                              10
     Additional paid-in capital                               712
     Retained earnings                                      4,505
     Net unrealized gain on securities available
      for sale                                                 38
     Foreign currency translation adjustment                 (33)
                                                      -----------
                                                            5,232
     Less cost of treasury shares                               7
                                                      -----------
          Total shareholders' equity                        5,225
                                                      -----------
Commitments and contingency (notes 3 and 8)           -----------
                                                  $        24,621
                                                      ===========
See accompanying notes to consolidated condensed financial
statements.

<PAGE 22>

                      AMHERST SYSTEMS INC.
Consolidated Condensed Statements of Operations and Comprehensive
                             Income

      Eight-month periods ended December 31, 1997 and 1998
                         (in thousands)
                           (unaudited)
                                            1997          1998
                                         ----------      --------
Net sales                             $      18,456  $     29,151
Costs of sales                               14,457        22,488
                                         ----------      --------
     Gross profit                             3,999         6,663

General and administrative expenses
 (note 5)                                     3,342         4,704
                                         ----------      --------
     Operating income                           657         1,959

Interest expense                                135           350
                                         ----------      --------
     Income from continuing
      operations before income taxes            522         1,609

Income taxes                                    104           354
                                         ----------      --------
     Income from continuing
      operations                                418         1,255

Loss from discontinued operations,
 net of income taxes (note 7)                 (131)          (70)
                                         ----------      --------
     Net income                                 287         1,185
                                         ----------      --------
Other comprehensive income:

     Foreign currency translation
      adjustments                                 -          (12)

     Unrealized holding gain on
      marketable securities                       -            38
                                         ----------      --------
          Other comprehensive income              -            26
                                         ----------      --------
          Comprehensive income        $         287  $      1,211
                                         ==========      ========

See accompanying notes to consolidated condensed financial statements.

<PAGE 23>

                         AMHERST SYSTEMS INC.
       Consolidated Condensed Statement of Shareholders' Equity

              Eight-month period ended December 31, 1998

                            (in thousands)

                              (unaudited)

                                             Net
                                             unreal-
                                             ized     For-
                                             gain on  eign
                                             secur-   cur-
                   Addi-                     ities    rency
                   tional           Re-      avail-   trans-   Total
                   paid-in  Trea-   tained   able     lation   share-
           Common  capi-    sury    earn-    for      adjust-  holders'
           stock   tal      stock   ings     sale     ment     equity
           ------  -------  ------- -------  -------  -------  --------
Balances
at April
30, 1998      $10     $710     ($5)   $3,320      $-     ($21)  $4,014

Purchase
of 1,610
treasury
shares          -        -      (2)        -       -         -     (2)

Sale of
500 common
shares
under
stock
option
plan            -        2        -        -       -         -       2

Net income      -        -        -    1,185       -         -   1,185

Net
unrealized
gain on
securities
available
for sale        -        -        -        -      38         -      38

Foreign
currency
transla-
tion
adjustment      -        -        -        -       -      (12)    (12)
           ------  -------  -------  ------- -------   -------  --------
Balances
at
December
31, 1998      $10     $712     ($7)   $4,505     $38     ($33)  $5,225
           ======  =======  =======  ======= =======   =======  ========
See accompanying notes to consolidated condensed financial statements.

<PAGE 24>

                      AMHERST SYSTEMS INC.
         Consolidated Condensed Statements of Cash Flows
      Eight-month periods ended December 31, 1997 and 1998

                         (in thousands)
                           (unaudited)

                                         1997            1998
                                     -----------     -----------
Cash flows from operating
  activities:

     Income from continuing
      operations                   $          418  $        1,255

     Loss from discontinued
      operations                            (131)            (70)
                                      -----------     -----------
          Net Income                          287           1,185

Adjustments to reconcile net
 income to net cash provided by
 operating activities:

     Depreciation and
      amortization of plant and
      equipment                               311             431

     Amortization of capitalized
      software costs                           97             107

     Deferred income taxes                     35            (30)

     Changes in assets and
      liabilities providing
      (using) cash:

          Contract receivables              (296)         (3,827)
          Inventories                       (352)         (1,304)
          Accounts payable                  (627)           2,561
          Accrued expenses                     11             983
          Customer advances                 2,379           1,180
          Other                             (775)           (194)
                                      -----------     -----------
               Total adjustments              783            (93)
                                      -----------     -----------
               Net cash provided
                by operating
                activities                  1,070           1,092
                                      -----------     -----------
Cash flows from investing
 activities:

     Purchase of plant and
      equipment                           (1,046)         (1,086)

     Proceeds from disposal of
      plant and equipment                       -           1,028
                                      -----------     -----------
          Net cash used by
           investing activities           (1,046)            (58)
                                      -----------     -----------
Cash flows from financing
 activities:

     Net proceeds from bank notes
      payable                               1,000             670

     Proceeds from other long-
      term debt                               601               -

     Repayment of other long-term
      debt                                  (187)           (394)

     Proceeds from sale of common
      shares                                   51               2

     Purchase of common stock for
      treasury                                  -             (2)
                                      -----------     -----------
          Net cash provided by
           financing activities             1,465             276
                                      -----------     -----------
          Effect of exchange rate
           changes on cash                     13            (68)
                                      -----------     -----------
          Net increase in cash
           and equivalents                  1,502           1,242

Cash and equivalents at beginning
 of period                                     45             825
                                      -----------     -----------
Cash and equivalents at end of
 period                            $        1,547  $        2,067

Supplemental cash flow information (note 2)

See accompanying notes to consolidated condensed financial statements.

<PAGE 25>

                         AMHERST SYSTEMS INC.

         Notes to Consolidated Condensed Financial Statements

                      December 31, 1997 and 1998

                              (Unaudited)


(1)Basis of Presentation

   The consolidated condensed financial statements of Amherst Systems Inc. and subsidiary (the Company) as of and for the eight-month periods ended December 31, 1998 and 1997 have been prepared using the same accounting principles employed in the preparation of the annual financial statements for the years ended April 30, 1997 and 1998. These interim period statements should be read in conjunction with the annual statements.

   Effective May 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income."

   The interim period financial statements contain all adjustments, consisting of normal recurring items, necessary to fairly present the Company's consolidated financial position at December 31, 1998 and its results of operations and cash flows for the eight-month periods ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

   The   results  of  operations  for  the  eight-month  period  ended
   December 31, 1998 are not necessarily indicative of results to be expected for the full year.


(2)Supplemental Cash Flow Information

                                         1997         1998
                                       -----------------------
      Cash paid for (in thousands):
       Interest                      $  (135)   $     (350)
                                       =======================
       Taxes                         $    (2)   $     (354)
                                       =======================

   Supplemental   schedule   of  noncash   investing   and   financing
   activities (in thousands):

                                         1997         1998
                                       ----------------------
      Conversion of employee vested
      vacation to common shares
       under stock option plan       $      6   $         -
                                       ======================
      Fair value of debt assumed
       in acquisition of
       subsidiary                    $    533   $         -
                                       ======================
      Receipt of investment
       securities in exchange
       for assets of discontinued
       operation                     $      -   $       200
                                       ======================
<PAGE 26>

                         AMHERST SYSTEMS INC.

         Notes to Consolidated Condensed Financial Statements

                      December 31, 1997 and 1998

                              (Unaudited)



(3)Contract Receivables

   The components of contract receivables (primarily from the U.S. Government) at December 31, 1998 follow (in thousands):

      Amounts billed                           $   5,916

      Costs  and estimated earnings in  excess
      of
       Billings on uncompleted contracts           8,850
                                                 ---------
                                               $  14,766
                                                 =========

   Costs incurred by the Company in the performance of U.S. Government contracts are subject to audit by the Defense Contract Audit Agency (DCAA). In the opinion of management, the final determination of allowable costs will not result in significant adjustments to recorded amounts.


(4)Inventories

   The components of inventories at December 31, 1998 are as follows (in thousands):

      Parts                                           $ 1,114
      Work-in-process                                   1,779
      Finished goods                                      315
                                                        ------
                                                      $ 3,208
                                                        ======

(5)Research and Development Expenses

   The cost of independent research and development, including an allocation of overhead costs, is charged to general and administrative expense when incurred. These costs amounted to $1,475,545 and $1,927,189 for the eight-month periods ended December 31, 1997 and 1998, respectively.

<PAGE 27>


                         AMHERST SYSTEMS INC.

         Notes to Consolidated Condensed Financial Statements

                      December 31, 1997 and 1998

                              (Unaudited)



(6)Stock Option Plan

   During the eight-month period ended December 31, 1998, 5,500  stock
   options   expired.    At  December  31,  1998,   no   options   are
   outstanding.


(7)Discontinued Operation

   In  the  year  ended April 30, 1998, the Company  discontinued  the operation of its commercial division, Retail Systems. In the eight-month period ended December 31, 1998, the Company eliminated the remaining assets of this division and received common stock of a third party buyer with a fair value of $200,000 in exchange for certain of those assets. The investment in common stock of the buyer, which is included in other current assets in the accompanying 1998 balance sheet, is accounted for as a security available for sale and, accordingly, is reported at its fair value. Unrealized gains on this common stock investment are reported as a separate component of other comprehensive income in the accompanying consolidated financial statements. The losses from operating this division and, in 1998, the net effect of the disposition have been segregated in the accompanying statement of operations and comprehensive income. The net effect of the disposition was not significant.


(8)Contingent Liability

   The Company is a defendant in a lawsuit which is in the early stages of discovery. Management does not believe that the resolution of this suit will have a material adverse effect on the Company's financial statements.

   At December 31, 1998, there are $2,597,913 of standby letters of credit outstanding and $1,981,975 of cash restricted for use pursuant to one specific contract.


(9)Long-Term Debt

   In November 1998, the Company increased the borrowing base of its revolving line of credit to $10,000,000.

(10)    Subsequent Event

   On March 26, 1998, the Company sold its business operations and related assets and liabilities to Comptek Research, Inc. (Comptek). The sale price was $30 million paid in a combination of cash and notes. Comptek also assumed the Company's long-term debt which had a balance of $5.1 million on the transaction date.

<PAGE 28>


(b)  PRO FORMA FINANCIAL INFORMATION.


The accompanying Unaudited Pro Forma Consolidated Financial
Information gives effect to the following transactions as indicated below:

     -  The acquisition by the Company of PRB Associates, Inc. in
        May 1998.

     - The acquisition by the Company of the business and substantially all of the related assets and liabilities of Amherst (the "Amherst Acquisition").

     - The sale of the Debentures in the aggregate principal amount of $15 million (the "Offering").

The Company completed its purchase of its wholly-owned subsidiary PRB Associates, Inc. (the "PRB Acquisition") in May 1998. PRB is a leader in the development of military mission planning systems used to automate complex planning functions for routing, fuel, ordnance and tactics for advanced aircraft weapons systems. PRB's annual net sales, prior to the acquisition by the Company, were approximately $30.0 million with the majority of such sales attributable to domestic activities.

The unaudited pro forma consolidated balance sheet gives effect to the Amherst Acquisition and the Offering as if such events had occurred as of December 25, 1998. No pro forma effect is given to the PRB
Acquisition as the Company's historical consolidated balance sheet at December 25, 1998 already gives effect to such acquisition.

The pro forma statement of operations for the year ended March 31, 1998 gives effect to the PRB Acquisition, the Amherst Acquisition, and the Offering as if they had occurred on April 1, 1997. For this purpose, the historical financial statements of Amherst for its fiscal year ended April 30, 1998 and of PRB for its year ended December 31, 1997 have been used together with the Company's consolidated financial statements for the year ended March 31, 1998.

The pro forma statement of operations for the nine-months ended December 25, 1998 gives effect to the Amherst Acquisition and the Offering as if they had occurred on April 1, 1997. The Company's historical consolidated financial statements for this nine-month period already reflect the PRB Acquisition from May 1, 1998 and, accordingly, required the addition of PRB results for a one month period through pro forma adjustment. The historical consolidated financial statements of Amherst for the eight months ended December 31, 1998 have been used in this pro forma and, accordingly, required the addition of Amherst results for a one month period through pro forma adjustments.

The Amherst Acquisition pro forma adjustments are based on a preliminary purchase price allocation using information currently available. The pro forma results are not necessarily indicative of operating results had the acquisitions or the Offering actually occurred on April 1, 1997 or the results to be expected in the future.
<PAGE 29>

            Unaudited Pro Forma Consolidated Balance Sheet
                        As of December 25, 1998
                             (In thousands)

                         Comptek       Amherst       Amherst
                       Research,      Systems,     Acquisition
                          Inc.          Inc.
                          and            and       Adjustments
                      Subsidiaries   Subsidiary
                      ------------   -----------  ------------
 Assets
 Cash                        $1,161       $2,067
 Receivables                 24,432       14,766         (300)  (A)
                                                       (1,762)  (B)

 Inventory                   2,470        3,208          (250)  (A)
 Refundable income
   taxes                       932            -
 Other current assets          707          783          (548)  (B)
                      ------------   -----------   ------------
Total current assets         29,702       20,824       (2,860)

 Net fixed assets
                             3,856        3,121

 Intangible assets           14,620            -        27,733  (A)
 Other long term
   assets                    1,731          676            215  (A)
                      ------------   -----------   ------------
 Total assets               $49,909      $24,621        $25,088
                      ============   ===========   ============

 Liabilities and
  shareholders'
  equity
 Current installments        $3,527        $654
  of long-term debt

 Accounts payable            3,084        3,594

 Accrued liabilities         7,517        3,246

 Deferred income             2,893            -
  taxes

 Customer advances               -        5,056
                      ------------   -----------   ------------
 Total current
  liabilities               17,021       12,550              -

 Deferred income
  taxes                        352            -

 Due to Seller at
  Closing                                               20,000  (D)
 Long term debt,
  excluding current
  Installments              18,383        6,410         10,000  (D)
                                                           663  (C)

 Other liabilities               -          436          (350)  (B)
                      ------------   -----------   ------------

 Total liabilities          35,756       19,396         30,313
                      ------------   -----------   ------------

 Shareholders'
  equity:

 Common stock                  110           10           (10)  (B)

 Additional paid-in         16,082          712          (712)  (B)
  capital

 Stock related awards         (243)           -
  and loans
 Retained earnings           1,433         4,505        (4,505) (B)
 Foreign currency
  translation                    -           (33)           33  (B)
  adjustment
 Net unrealized loss
  on securities
  available for sale              -           38           (38)  (B)

 Treasury stock             (3,229)           (7)            7   (B)
                       ------------   -----------   ------------


 Total shareholders'        14,153         5,225        (5,225)
  equity

 Total liabilities
  and shareholders'
  equity                    $49,909      $24,621       $25,088
                      ============   ===========   ============

        Unaudited Proforma Consolidated Balance Sheet
                   As of December 25, 1998
                   (In thousands) (cont'd)



                          Pro Forma
                          Including      Offering
                           Amherst      Adjustments
                         Acquisition        (E)       Pro Forma
                         -----------   ------------  ------------
 Assets
 Cash                         $3,228                       $3,228
 Receivables
                              37,136                       37,136

 Inventory
                               5,428                        5,428
 Refundable income
  Taxes                          932                          932

 Other current assets            942                          942
                         -----------   ------------  ------------

Total current assets          47,666              -        47,666

 Net fixed assets              6,977                        6,977

 Intangible assets            42,353                       42,353
 Other long term
  assets                       2,622            838         3,460
                         -----------   ------------  ------------
 Total assets                $99,618           $838      $100,456
                         ===========   ============  ============

 Liabilities and Shareholders' Equity

 Current installments         $4,181                       $4,181
  of long-term debt

 Accounts payable      	       6,678                        6,678

 Accrued liabilities          10,763                       10,763

 Deferred income
  taxes                        2,893                        2,893

 Customer advances             5,056                        5,056
                         -----------   ------------  ------------
 Total current
  liabilities                 29,571              -        29,571

 Deferred income
  taxes                          352                          352

 Due to Seller at
  closing                     20,000       (20,000)             -

 Long term debt,
  excluding current
  installments                35,456         20,000        56,294

                                                838

 Other liabilities                86                           86
                         -----------   ------------  ------------

Total liabilities             85,465            838        86,303
                         -----------   ------------  ------------

 Shareholders' equity:

 Common stock			                 110	                 		      110

 Additional paid-in
  capital                     16,082                       16,082

 Stock related awards
  and loans                    (243)                        (243)

 Retained earnings             1,433                 			    1,433

 Foreign currency
          translation              -                            -
           adjustment

 Net unrealized loss
  on securities
  available
  for sale                         -                            -

 Treasury stock              (3,229)              -       (3,229)
                         -----------   ------------  ------------

 Total shareholders'
  equity                      14,153              -        14,153

 Total liabilities
  and shareholders'
  equity                     $99,618           $838      $100,456
                         ===========   ============  ============

<PAGE 30>


     Unaudited Pro Forma Consolidated Statement of Operations
            For the Nine Months Ended December 25, 1998
                          (In thousands)
                       Comptek       Amherst
                      Research,     Systems,       Amherst
                      Inc. and      Inc. and     Acquisition
                    Subsidiaries   Subsidiary    Adjustments
                    ----------------------------------------------

Net sales                 $67,991       $29,151        $3,010  (H)
                                                        5,257  (I)
Costs and expenses:
  Cost of sales            51,569        22,488         1,561  (H)
                                                        4,200  (I)

  Selling, general
   and administra-
   tive
                            9,512         2,777         1,114  (A)
                                                        1,140  (H)
                                                          535  (I)
                                                        (251)  (F)
                                                        (163)  (J)

  Research and
   development              1,900         1,927           115  (H)
                                                          210  (I)
                     ------------  ------------  ------------
     Operating
      profit                5,010         1,959         (194)

Net interest
 expense                  (1,099)         (350)         (413)  (D)
                                                        (179)  (H)
                                                         (55)  (I)
                                                         (88)  (C)
                                                           36  (K)
                     ------------  ------------  ------------
     Income before
      income taxes          3,911         1,609         (893)

Income taxes              (1,564)         (354)           357  (G)
                     ------------  ------------  ------------
     Income from
      continuing
      operations           $2,347        $1,255        ($536)
                     ============  ============  ============

Basic earnings per
share                       $0.47

Diluted earnings
per share                   $0.45

Weighted average
shares outstanding-
basic                       5,027

Weighted average
shares outstanding-
diluted                     5,203

     Unaudited Pro Forma Consolidated Statement of Operations
            For the Nine Months Ended December 25, 1998
                      (In thousands) (cont'd)
                      Pro Forma
                      Including     Offering
                       Amherst     Adjustments
                     Acquisition       (E)        Pro Forma
                     ----------------------------------------

Net sales                $105,409                    $105,409

Costs and expenses:
  Cost of sales            79,818                      79,818


  Selling, general
   and administra-
   tive                    14,664           126        14,790





  Research and
   development              4,152                       4,152
                      -----------  ------------  ------------

     Operating
      profit                6,775         (126)         6,649

Net interest
 expense                  (2,148)       (1,251)       (3,399)




                     ------------  ------------  ------------
     Income before
      income taxes          4,627       (1,377)         3,250

Income taxes              (1,561)           551       (1,010)
                     ------------  ------------  ------------
     Income from
      continuing
      operations           $3,066        ($826)        $2,240
                     ============  ============  ============

Basic earnings per
share                                                   $0.45

Diluted earnings
per share                                               $0.43  (N)

Weighted average
shares outstanding-
basic                                                   5,027

Weighted average
shares outstanding-
diluted                                                 5,203  (N)

<PAGE 31>

        Unaudited Pro Forma Consolidated Statement of Operations
                   For the Year Ended March 31, 1998
                             (In thousands)
                    Comptek       PRB        PRB     Pro Forma  Amherst
                   Research,  Associates, Acquisi-    Before   Systems,
                   Inc. and    Inc. and     tion      Amherst  Inc. and
                   Subsidi-   Subsidiary   Adjust-   Acquisi-   Subsi-
                     aries                ments (L)    tion      diary
                   ---------  ----------- ---------  --------- --------
Net sales            $72,008      $29,474    ($182)   $101,300   $31,644

 Costs and
  expenses:

  Cost of
   sales              57,849       23,783     (326)     81,306    24,436

  Selling,
   general and
   administra-
   tive                8,644        2,573       576     11,793     3,484

  Research and
   development           772        1,052         3      1,827     2,152

  Other income           100           44         -        144         -
                   ---------  ----------- ---------  ---------  --------
     Operating
      profit           4,843        2,110     (435)      6,518     1,572

Net interest
expense                (421)        (390)     (840)    (1,651)     (273)



Minority
 interest in loss
 of subsidiary             -           36      (49)       (13)         -
                   ---------   ---------- ---------  ---------  --------
     Income from
      continuing
      operations
      before
      income
      taxes (M)        4,422        1,756   (1,324)      4,854    1,299

Income taxes         (1,727)        (718)       443    (2,002)     (190)
                   ---------  ----------- ---------  ---------  --------
  Net income from
   continuing
   operations         $2,695       $1,038    ($881)     $2,852    $1,109
                   =========  =========== =========  =========  ========
Basic earnings
per share              $0.52                             $0.55

Diluted earnings
per share              $0.51                             $0.54

Weighted Average
Shares
Outstanding -
basic                  5,184                             5,184

Weighted Average
Shares
Outstanding -
diluted                5,316                             5,316

   Unaudited Pro Forma Consolidated Statement of Operations
               For the Year Ended March 31, 1998
                    (In thousands) (cont'd)
                   Amherst
                   Acquisi-    Pro Forma
                     tion      Including    Offering
                   Adjust-      Amherst     Adjust-
                    ments     Acquisition    ments    Pro Forma
                                              (E)
                   --------  -----------    --------  ---------
Net sales                         $132,944             $132,944

 Costs and
  expenses:

  Cost of
   sales                           105,742              105,742

  Selling,
   general and
   administra-
   tive               1,570  (A)    16,721       168     16,889
                       (126) (F)

  Research and
   development                       3,979                3,979

  Other income                         144                  144
                   --------    -----------  --------  ---------
     Operating
      profit        (1,444)          6,646     (168)      6,478

Net interest
expense               (550)  (D)   (2,636)   (1,684)    (4,320)
                      (124)  (C)
                       (38)  (K)

Minority
 interest in loss
 of subsidiary                        (13)                 (13)
                   --------     ----------  --------  ---------
     Income from
      continuing
      operations
      before
      income
      taxes (M)     (2,156)          3,997   (1,852)      2,145

Income taxes            862  (G)   (1,330)       741      (589)
                   --------    -----------  --------  ---------
  Net income from
   continuing
   operations      ($1,294)         $2,667  ($1,111)     $1,556
                   ========  =============  ========  =========
Basic earnings
per share                                                 $0.30

Diluted earnings
per share                                                 $0.29  (N)

Weighted Average
Shares
Outstanding -
basic                                                     5,184

Weighted Average
Shares
Outstanding -
diluted                                                   5,316  (N)

<PAGE 32>

                     Notes To Unaudited Pro Forma
                  Consolidated Financial Information

A. The Amherst Acquisition is being accounted for as a purchase, accordingly, the purchase price of $30.0 million plus transactions costs will be allocated to assets acquired and liabilities assumed based on their estimated fair values. These adjustments reflect the Company's estimate of fair value based on the preliminary information available. The excess of the purchase price over the fair value of net tangible assets acquired has been allocated to identifiable intangible net assets (e.g. non-compete agreements and technology), and goodwill. These intangible assets will be amortized over the period of estimated benefit ranging from two to twenty-five years. The amount of goodwill resulting from this preliminary allocation is approximately $27.0 million.

B. The Company acquired certain assets and assumed certain liabilities of Amherst. This adjustment removes the assets of the operations that were not acquired and the shareholders' equity of Amherst, which remained with Amherst.

C. Adjustment represents a current estimate of the Company's transaction costs, including the costs associated with the modification of the Company's revolving credit and term loan facility. The pro forma assumes that the transaction costs have been and will be funded by borrowings from the revolving credit facility and that interest expense will increase accordingly.

D. Reflects the $30.0 million purchase price payable as follows: (i) $20.0 million due at closing to Amherst, of which $5.0 million was financed through the Company's modified revolving credit facility and $15.0 million financed through the Offering (ii) a two year, $6.5 million note payable to Amherst bearing interest at 5.5% and (iii) a two year $3.5 million note payable to Amherst bearing interest at 5.5%. The statements of operations effect of these adjustments consists of the incremental interest expense on these notes. The terms of the Amherst Acquisition required the Company to pay $20.0 million in cash at closing to Amherst. For purposes of this pro forma presentation the amount payable at closing has been presented as a liability in the Amherst Acquisition adjustments as a means to isolate the impacts of the Amherst Acquisition from those of the Offering.

E. The Offering Adjustments reflect the sale of Debentures in the amount of $15.0 million and the borrowing of $5.0 million under the Company's revolving credit and term loan facility. The associated estimate of debt issuance costs, of approximately $838,000, have been or will be financed with the revolving credit and term loan facility. The Offering debt issuance costs will be amortized using the straight-line method over the term of the Debentures. The Offering adjustments to the pro forma statements of operations are as follows: (i) amortization of the debt issuance costs; (ii) interest expense, on the Debentures, at an assumed rate of 8.50%; (iii) interest expense resulting from borrowings on revolving credit facility to fund the Amherst Acquisition and Offering debt issuance costs; and (iv) the income tax effect of these adjustments at the Company's estimated effective tax rate.

F. Reflects an adjustment for historical expenses associated with a legal action between Amherst and PRB that will be terminated as a result as a result of the Amherst Acquisition.

G. Represents the income tax effect of pro forma adjustments at the Company's estimated effective tax rate.

H. Represents an adjustment for one month's results of PRB, in order to reflect nine months of operating results.

I. Represents an adjustment for one month's results of Amherst in order to reflect nine months of operating results.

J. Represents an adjustment, to Amherst, for acquisition related expenses.

K. Reflects a reduction in interest expense resulting from the assumed use of the Company's lower rate revolving credit facility to finance operations.

L. Reflects the purchase adjustments, for the PRB Acquisition, consisting primarily of amortization of goodwill, additional interest expense resulting from the financing of the $20.0 million purchase price, and the removal of a consolidated subsidiary of which the Company did not acquire a majority interest.

M. The financial results of Amherst exclude a loss from discontinued operations, net of income tax benefit, of approximately $213,000 and $70,000 in the year and nine month periods, respectively.

N. Excludes the effect of an assumed conversion of the Debentures. At an assumed interest rate of 8.50%, and a conversion price of $9.50, such assumed conversion would be anti-dilutive. Additionally, at a conversion price of $8.50, such assumed conversion would be anti-dilutive.

<PAGE 33>

(c)       Exhibits.

          The following exhibits are filed as part of this report:

     Exhibit 2. Asset Purchase Agreement, dated as of December 23, 1998 by and among Comptek Research, Inc., Amherst Systems, Inc. and ASI Acquisition Corp., as amended by the amendment dated as of February 23, 1999, included in this filing.

     Exhibit 23.  Consent of Independent Auditors.

     Exhibit 99. News Release dated March 29, 1999, issued by the Company announcing completion of the acquisition of the business operations and related assets and liabilities of Amherst Systems, Inc.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       COMPTEK RESEARCH,INC.


Date:   April 9, 1999                  By: /s/John J. Sciuto
      ------------------------            --------------------

                                          John J. Sciuto
                                          Chairman, President and
                                          CEO

<PAGE 34>

EXHIBIT 2


                       Asset Purchase Agreement

     THIS AGREEMENT, made as of December 23, 1998, by and among COMPTEK RESEARCH, INC., a New York corporation having an office and principal place of business at 2732 Transit Road, Buffalo, New York 14224 (hereinafter referred to as "CRI"), AMHERST SYSTEMS, INC., a Delaware corporation having an office and principal place of business at 30 Wilson Road, Williamsville, New York 14221 (hereinafter referred to as "Amherst") and ASI Acquisition Corp., a Delaware corporation having its principal place of business at 3539 South Eastern Avenue, Las Vegas, Nevada 89109 (hereinafter referred to as "ASI").

                         W I T N E S S E T H :

     WHEREAS, CRI desires to purchase from Amherst, and ASI desires to cause Amherst to sell to CRI, substantially all of the assets, properties, rights and business of Amherst upon the terms and conditions and for the purchase price hereinafter set forth;

     WHEREAS, each of the Parties to this Agreement (collectively sometimes hereinafter referred to as "the Parties") desires to make certain representations, warranties and agreements in connection with the acquisition by CRI of Amherst's assets, and also to prescribe conditions thereto.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereto agree as follows:


                               ARTICLE I
                          CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

"Accounts Receivable"-- shall mean accounts receivable billed and eligible to be billed to customers and other trade debtors of Amherst, notes receivable and all other amounts owing to Amherst.

"Acquired Assets"-- shall mean all the assets, properties, rights and business of Amherst (including, without limitation, the stock of its subsidiary, Telemus Inc.) of every kind and description, wherever located, including, without limitation, all property, tangible or intangible, real, personal or mixed, cash, notes and Accounts Receivable and other rights to receive payment owned by Amherst, claims, causes of action and rights of recovery or set-off, reserves, prepayments, deferred and other charges, inventories (including, without limitation, raw materials, finished goods, work-in-process and goods in transit), supplies, machinery, fixtures, equipment, tools, dies, jigs and molds, inventions, samples, models, securities, claims and rights under Contracts of Amherst (including noncompetition rights pursuant to covenants of current and former shareholders, officers, and employees of Amherst), all rights to use trade names, trademarks, service marks and applications therefor, if any, and slogans used by Amherst in connection with its business or products, the goodwill of the business conducted by Amherst, all computer software owned or used by Amherst, and all patents and copyrights and applications therefor, if any, all trade secrets, know how, concepts, applications, procedures, marketing and technical data, and the Acquired Books and Records; provided, that the foregoing shall not include:

          (i) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, original Tax Returns and other documents relating to the organization, maintenance, and existence of Amherst as a corporation;

          (ii) Any assets or rights which are not assignable pursuant to the terms of the document or instrument creating same or which are only assignable with the consent of a third party who refuses to grant such consent, which shall be transferred as and when such consent is obtained and otherwise as provided in Section 2.2 of this Agreement;

          (iii) Approximately $2,000,000 in value of: (a) trade accounts receivable, at book value, (b) assets of Amherst relating to Amherst's discontinued commercial operations, at book value and
     (c) shares of common stock of Applied Cellular Technology Incorporated and the related stock registration rights ("ACT Stock"), at market value (which specific excluded assets are identified on Schedule 1 attached hereto). The market value of the ACT Stock was determined by reference to the closing bid price of the ACT Stock on the NASDAQ stock market on December 3, 1998. The specific excluded assets identified on Schedule 1 shall be adjusted at Closing to account for (a) any change in the market value of ACT Stock and (b) any liquidation of any ACT Stock, any assets referred to in clause (b) of the first sentence of this definition or any identified trade accounts receivable prior to Closing. It is the intention of the Parties that the aggregate value of such identified assets at Closing be $2,000,000. Therefore, the market value of the ACT Stock will be revalued immediately prior to Closing based on its closing bid price the day before Closing. To account for such market fluctuation in the value of ACT Stock and to account for any liquidation of ACT Stock, any assets referred to in clause (b) of the first sentence of this definition or any trade accounts receivable liquidated prior to Closing, appropriate adjustments to Schedule 1 shall be made immediately prior to Closing by addition to or deletions from the schedule of retained trade accounts receivable;

          (iv) The capital stock of Amherst's foreign investment subsidiary, Amherst Systems International, Inc., a Barbados corporation;

          (v)  The rights of Amherst under this Agreement; and

          (vi) Any property or assets contributed by ASI to Amherst in connection with the Permitted Merger or otherwise.

          Assets covered by (i) to (vi), inclusive, being the "Excluded
     Assets".

Without limiting the foregoing, the "Acquired Assets" shall include:
(i) all assets (including, without limitation, the stock of its subsidiary, Telemus Inc.), property, rights and business of Amherst shown or reflected on the Balance Sheet, (ii) all assets, property, rights and business acquired by Amherst on or after the Balance Sheet Date and prior to the Closing Date and (iii) all assets, properties, rights and business of Amherst set forth on any Schedule or Exhibit to this Agreement, except in each case for the Excluded Assets. To the extent that any assets, property, rights or business of Amherst are intended to be transferred to CRI pursuant to the general language of this Agreement but do not appear on the applicable Schedules or Exhibits to this Agreement, the general language shall govern and such assets, property, rights and business shall nonetheless be deemed transferred to CRI.

"Acquired Books and Records"-- shall mean all books, records and documents pertaining to the assets, properties, business, operations, accounts, financial condition or customers of Amherst, regardless of whether such books and records are maintained for tax or financial reporting purposes (including, without limitation, files, customer and vendor lists, marketing literature, blueprints, plans, specifications and drawings).

"Adjustment Amount"-- shall mean any amount by which the (i) Closing Book Value of Amherst as of the Closing Date is less than two million and 00/100 dollars ($2,000,000), plus (ii) 50% of the amount, if any, by which Amherst's long-term debt (including the current portion of long-term debt) is in excess of eight million and 00/100 dollars ($8,000,000) as of the Closing Date.

"Amherst Agreements" means the agreements, dated as of December 23, 1998 by which ASI acquired Amherst.

"Amherst Closing Documents" as defined in Section 3.2(a).

"Amherst Disclosure Letter"--shall mean a disclosure letter provided by Amherst to CRI, identified as being provided pursuant to this Agreement and including any updates thereof delivered to CRI prior to the Closing Date. All representations and warranties of Amherst or ASI are qualified by disclosures made in the Amherst Disclosure Letter.

"Amherst Indemnified Person" as defined in Section 10.3.

"Applicable Contract"--shall mean any Contract (a) under which Amherst has or may acquire any rights, (b) under which Amherst has or may become subject to any obligation or liability, or (c) by which Amherst or any of the assets owned by it is or may become bound.

"Balance Sheet"--as defined in Section 3.5.

"Beyond the Reasonable Control of a Party"-- shall mean causes which are unforeseeable, not due to a Party's (individually or collectively) own negligence, and which cannot be overcome by the exercise of due diligence, such as labor strikes, riots, fires, earthquakes, floods, severely inclement weather, epidemics, war, acts of God, and such other similar types of occurrences even if not expressly listed herein.

"Book Value"--shall mean Amherst's total consolidated shareholders' equity determined in accordance with GAAP.

"Breach"--shall mean a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement; such a "Breach" will be deemed to have occurred if there is or has been (a) any material inaccuracy in or breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision which is material and adverse and which is not beyond the Reasonable Control of a Party, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Certified Financial Statements"--shall mean the Financial Statements of Amherst certified by Amherst's chief executive officer and Amherst's chief financial officer (or individuals of similar capacity) as having been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis and fairly presenting the financial position of Amherst as of the date thereof and the results of its operations and changes in financial position for the periods then ended.

"Certifying Representative"-as defined in Section 2.7(a).

"Closing"--as defined in Section 2.4.

"Closing Book Value of Amherst" shall mean the Book Value of Amherst, as of the Closing Date, adjusted downward by the value of the Excluded Assets referred to, and determined as provided, in sub-clause (iii) of the definition of Acquired Assets.

"Closing Date"--shall mean the date and time as of which the Closing actually takes place or such other date and time as is stipulated by the Parties.

"Closing Financial Statements"--as defined in Section 2.7(a).

"Commercially Reasonable Efforts"--shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

"Consent"--shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"--shall mean all of the transactions contemplated by this Agreement, including:

     (a)  the sale of the Acquired Assets to CRI;

     (b) the execution, delivery, and performance of the Promissory Notes (including the Escrow Notes) and the Noncompetition Agreements;

     (c) the performance by CRI, Amherst, and ASI of their respective covenants and obligations under this Agreement; and

     (d)  CRI's acquisition and ownership of the Acquired Assets.

"Cost to Complete Certificate" as defined in Section 2.7(a).

"Contract"--shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"CRI's Closing Documents" as defined in Section 4.2.

"CRI Indemnified Person" as defined in Section 10.2.

"Damages"--as defined in Section 10.2.

"DCAA"--shall mean the United States of America Defense Contract Audit
Agency.

"Encumbrance"--shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--shall mean navigable waters, ocean waters, or any other surface water, ground water, drinking water supply, land surface or subsurface strata or ambient air.
"Environmental, Health, and Safety Liabilities"--shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (a)  any Environmental, Health, and Safety Matter;

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

     (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive
Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA").

"Environmental, Health and Safety Matter"--shall mean any matter arising out of, resulting from or relating to any activity or conduct regulated, prescribed or controlled by an Environmental Law or Occupational Safety and Health Law.

"Environmental Law"--shall mean each of the following statutes and all regulations promulgated thereunder, as well as any and all comparable state or local statutes and regulations, in the form in which all statutes and regulations exist on the closing date: United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.; the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 3300F et seq.; and the Toxic Substances Control Act, 15 U.S.C.
Section 2601, et seq.

"ERISA"--shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Escrow Notes" as defined in Section 2.3(a)(iii).

"Excluded Liabilities" as defined in Section 2.8.

"Excluded Matters" as defined in Section 10.2.

"Facilities"--shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by Amherst and any buildings, plants or structures currently or formerly owned or operated by Amherst.

"Fixed Assets"--shall mean all tools, dies, equipment, machinery, motor vehicles and fixtures owned or used by Amherst, including, without limitation, all buildings, land, and equipment leased by Amherst.

"GAAP"--shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section
3.5 were prepared.

"Governmental Authorization"--shall mean any approval, consent, license, novation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Government Bid" means any offer to sell made by Amherst prior to the Closing Date which, if accepted, would result or may result in a "Government Contract".

"Governmental Body"--shall mean any:

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d)  multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order, Government Bid or other arrangement of any kind between Amherst and (i) the U.S. Government, (ii) any prime contractor of the U.S. Government in its capacity as a prime contractor or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above.

"Government Disclosure" means any certification, representation, warranty or statement by Amherst to the U.S. Government in that capacity, or any agent or instrumentality thereof, which in any way relates to the operation of the business of Amherst carried on prior to the Closing Date.

"HSR Act"--shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

"Hazardous Activity"--shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

"Hazardous Materials"--shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Initial Adjustment Amount" as defined in Section 2.6.

"Intellectual Property Assets" --as defined in Section 3.24.

"Interim Balance Sheet"--as defined in Section 3.5.

"IRC" or "Code"--shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States
Department of the Treasury.

"Knowledge"--shall mean an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or reasonably should have been aware of such fact or other matter based on such individual's office or position. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving or served as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, Knowledge of such fact or other matter.

"Leased Premises"--shall have the meaning specified in Section 3.8(b) herein

"Legal Requirement"--shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Liability" or "Liabilities" means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, known or unknown, secured or unsecured, accrued, absolute, contingent or otherwise.

"Liability Basket"--shall mean an aggregate $125,000 deductible to be utilized to off-set claims by CRI under this Agreement for other than Excluded Matters.

"Liability Cushion"--shall mean the excess, if any, of the Closing Book Value of Amherst, as evidenced by the Post-Closing Financial Statements, over two million and 00/100 dollars ($2,000,000). To the extent the liability reserve for the DCAA rent matter on the Post-Closing Financial Statements exceeds the actual liability incurred (if such matter is finally resolved) within the eighteen months after the Closing Date, the Liability Cushion shall be increased by the amount of such difference.

"Noncompetition Agreements"--as defined in Section 2.5(a)(iii).

"Occupational Safety and Health Law"--shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered in a proceeding with respect to which Amherst was a named party by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents"--shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Payroll Taxes"--shall mean all payroll, employment, social security, workers' compensation, unemployment and other similar Taxes relating to
(i) each employee of Amherst and its Subsidiaries as of the Closing Date that accepts employment with CRI and (ii) each employee of Amherst and its Subsidiaries as of the Closing Date that declines employment with CRI, but, with respect to this clause (ii), only such Taxes that shall have been accrued or shall have arisen through the date that any such employee shall have declined employment with CRI.

"Permitted Encumbrances" shall mean liens (i) set forth in the Amherst Disclosure Letter and (ii) liens on the Acquired Assets associated with any financing of the transactions contemplated by the Amherst
Agreements; provided, however, that the liens identified in sub-clause
(ii) shall be removed upon consummation of the Contemplated
Transactions.

"Permitted Merger"--shall mean the merger of ASI with and into Amherst, with Amherst as the surviving corporation.

"Person"--shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan"--as defined in Section 3.15.
"Post-Closing Financial Statements"--as defined in Section 2.7(a).

"Proceeding"--shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) relating to Amherst commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Promissory Notes"--the unsecured and subordinated notes of CRI to be issued to Amherst.

"Purchase Price"--as defined in Section 2.3.

"Reasonable Best Estimate"--shall mean an estimate as to which there is a reasonable basis and in no event shall it be construed as a guarantee or other assurance of a future result.

"Related Person"--with respect to a particular individual, shall mean:

     (a)  each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's
          Family;

     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual, shall mean:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
     (b)  any Person that holds a Material Interest in such specified
          Person;
     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
     (d)  any Person in which such specified Person holds a Material
          Interest;
     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
     (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and
(iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

"Release"--shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other disposing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, shall mean any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--shall mean the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Subsidiary"--with respect to any Person (the "Owner"), shall mean any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of Amherst.

"Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including without limitation, income, profits, gross receipts, capital, estimated, excise, occupational, custom, duty, ad valorem, value-added, stamp, property, sales, transfer, withholding, real estate, use, employment, payroll, alternative or add-on minimum, environmental (including Taxes under Section 59A of the Code) and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability.

"Tax Return"--shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threat of Release"--shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--shall mean a claim, Proceeding, dispute, action, or other matter which will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.


                              ARTICLE II
                      TRANSFER OF ASSETS; CLOSING

2.1  ASSETS

Based upon and subject to the terms, agreements, warranties, representations and conditions of this Agreement, Amherst hereby agrees to sell, convey, transfer, assign and deliver to CRI on the Closing Date and CRI hereby agrees to purchase and accept on the Closing Date the Acquired Assets.

2.2  CONSENTS

At or prior to Closing, Amherst shall cause to be delivered to CRI consents to the Contemplated Transactions and waivers of rights to terminate or modify any material rights or obligations of Amherst from the Persons with whom Amherst has Applicable Contracts (excluding U.S. government prime contracts which will be subject to a post-closing Novation Agreement) as of a date not more than ten (10) days prior to the Closing Date or such earlier date as the Parties may agree. To the extent that the assignment of or the agreement to assign any such Applicable Contract to CRI hereunder would constitute a breach of that Applicable Contract unless the consent or waiver of another party thereto has been obtained, this Agreement shall not constitute any such assignment or agreement to assign unless and until such consent or waiver is obtained. CRI and Amherst agree to use their best efforts to obtain prior to the Closing Date all such consents and waivers. If any such consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, Amherst and ASI agree to continue, at the sole cost and expense of CRI subject to the last sentence of this paragraph, to use their best efforts to obtain all such consents as have not been obtained prior to such date and Amherst further agrees to cooperate with CRI after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for CRI, on terms commercially reasonable to CRI, the benefits under such Applicable Contracts, including, without limitation, enforcement, at the cost and for the benefit of CRI, of any and all rights of Amherst against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise. To the extent CRI incurs any cost or expense after the Closing in connection with obtaining any such consent, such costs and expenses shall be reflected as a liability on the Post-Closing Financial Statements.

2.3  PURCHASE PRICE

The purchase price (the "Purchase Price"), subject to adjustment provided for in Sections 2.6 and 2.7, for the Acquired Assets will be thirty million and 00/100 dollars ($30,000,000) including the Promissory Notes (inclusive of the Escrow Notes) in the principal amount of up to ten million and 00/100 dollars ($10,000,000), to be paid as follows:

     (a) (i) At the Closing CRI will pay Amherst the aggregate sum of twenty million and 00/100 dollars ($20,000,000) in cash (the "Cash") by wire transfers to a bank account designated by Amherst;

               (ii) At the Closing CRI will execute and deliver to Amherst Promissory Notes of CRI in the aggregate principal amount of up to six million five hundred thousand and 00/100 dollars ($6,500,000); and

               (iii) At the Closing CRI will execute and deliver to Amherst Promissory Notes of CRI in the aggregate principal amount of up to three million five hundred thousand and 00/100 dollars ($3,500,000) (the "Escrow Notes").

     (b) The Promissory Notes (including the Escrow Notes) to be delivered by CRI will be unsecured, non-negotiable, and subordinated to CRI's bank debt and any other debt incurred by CRI in connection with the Contemplated Transactions. The Promissory Notes (including the Escrow Notes) will bear interest at the rate of 5.5% per annum compounded annually, payable at maturity; provided, however, that while a default in payment by CRI is continuing, interest on the Promissory Notes shall accrue at a rate of 11.5% per annum.

     (c) The exact amount of Cash and Promissory Notes (including the Escrow Notes) will be subject to adjustment and allocation as provided for in Sections 2.6 and 2.7.

2.4  CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at a location to be mutually agreed to by the Parties hereto, at 9:00 a.m. (local time) on (i) January 27, 1999, or (ii) the date that is two (2) business days following the termination of the applicable waiting period under the HSR Act or (iii) such other date not later than the sixtieth (60th) day after the date hereof as the Parties shall agree. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section
2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.5  CLOSING OBLIGATIONS

At the Closing:

     (a)  Amherst will deliver, or caused to be delivered, to CRI:

               (i)  [Reserved];

               (ii) employment agreements in the form attached as
               Exhibit 2.5(a)(ii), executed by CRI and such employees of Amherst designated by CRI;

               (iii)     a noncompetition agreement executed by
               Amherst, a noncompetition agreement executed by ASI, each in the form of Exhibit 2.5(a)(iii), and assignments of the noncompetition agreements set forth on Schedule 2.5(a)(iii) (collectively, the "Noncompetition
               Agreements");

               (iv) certificates executed by Amherst and ASI representing and warranting to CRI that each of their representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement, and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (except to the extent such representations are by their express provisions made as of a specified date and giving full effect to any information that was delivered by ASI or Amherst to CRI prior to the Closing Date in accordance with Section 5.5 or the Amherst Disclosure Letter) and such other documents as CRI or its counsel may reasonably request and the form of which is mutually agreed to no later than five (5) days prior to Closing for the purpose of (A) evidencing the performance or compliance by Amherst and/or ASI with, any covenant or obligation required to be performed or complied with by Amherst and/or ASI; (B) evidencing the satisfaction of any condition referred to in Article VII; or (C) otherwise facilitating the consummation or performance of any of the Contemplated Transactions;

               (v)  the Acquired Assets;

          (vi) opinions of counsel, each dated the Closing Date, for Amherst and ASI, reasonably acceptable to CRI and its counsel and the form of which is mutually agreed to no later than five (5) days prior to Closing; and

          (vii) such other certificates, pay-off letters, UCC releases, consents and documents reasonably requested by CRI and its counsel and the form of which is mutually agreed to no later than 5 days prior to Closing.

     (b)       CRI will deliver to Amherst:
               (i) Cash by bank wire transfers to such account as Amherst shall specify;

               (ii) Ten million and 00/100 dollars of Promissory Notes (Three Million Five Hundred Thousand and 00/100 dollars of which shall be Escrow Notes) in the form of Exhibit 2.5(b); and

               (iii) a certificate executed by CRI to the effect that, except as otherwise stated in such certificate, each of CRI's representations and warranties in this Agreement was accurate in all material respects to the Knowledge of CRI as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date.

     (c) Such sale, assignment, transfer and delivery of the Acquired Assets will be effected by delivery by Amherst to CRI of (i) a duly executed bill of sale and assignment agreement in a form reasonably acceptable to CRI and (ii) such other duly executed, good and sufficient instruments of conveyance, transfer and assignment, including without limitation, assignments of Patents, Marks and Copyrights, as shall be reasonably necessary to convey to CRI all of Amherst's rights, titles and interests in and to the Acquired Assets.

2.6  ADJUSTMENT AMOUNT

The Purchase Price for the Acquired Assets is based, in part, on the Closing Book Value of Amherst being at least two million and 00/100 dollars ($2,000,000). If the Closing Book Value of Amherst as reflected in the Closing Financial Statements is less than two million and 00/100 dollars ($2,000,000) the Purchase Price shall be adjusted downward, as appropriate, on a dollar-for-dollar basis, with the adjustment affecting the amount of Cash paid by CRI to Amherst (the "Initial Adjustment Amount"); provided, however, if the Initial Adjustment Amount is greater than five hundred thousand and 00/100 dollars ($500,000), the following terms shall apply:

     (a) CRI may terminate this Agreement upon written notice provided to Amherst within five (5) days after delivery of the Closing Financial Statements. Failure to deliver a timely notice of termination shall constitute a waiver of the right to terminate.

     (b) If CRI elects not to terminate this Agreement or waives its right to do so in accordance with the terms of Subsection (a) above, Amherst may within five (5) days of the expiration of the five (5) day period specified in Subsection (a) above elect to provide to CRI a notice of its election to terminate this Agreement (a "Termination Notice") unless CRI agrees to limit the Initial Adjustment Amount to five hundred thousand and 00/100 dollars ($500,000).

     (c) The Termination Notice shall be effective to terminate the Agreement unless CRI provides written notice to Amherst within five (5) days after the date of the Termination Notice that CRI will limit the Initial Adjustment Amount to five hundred thousand and 00/100 dollars ($500,000).

     (d) If CRI provides timely notice as specified in Subsection (c) above, the Agreement shall not be terminated and the Purchase Price shall be adjusted downward by five hundred thousand and 00/100 dollars ($500,000).
          A termination of this Agreement pursuant to this Section 2.6 shall not be a Breach of this Agreement by any party hereto.

2.7  ADJUSTMENT PROCEDURE

     (a) At least fifteen (15) days prior to the Closing, Amherst will cause an appointed representative mutually agreeable to the Parties (the "Certifying Representative") to prepare and certify as materially accurate consolidated financial statements ("Closing Financial Statements") of Amherst for the period from April 30, 1998, through November 30, 1998. Within sixty (60) days after the Closing Date, Amherst will deliver post- closing consolidated financial statements of Amherst prepared in accordance with GAAP and reviewed by KPMG Peat Marwick, LLP, Amherst's certified public accountants, for the period from April 30, 1998 through the Closing Date (the "Post-Closing Financial Statements") and a certificate which sets forth the Reasonable Best Estimate of the "cost to complete" for each of the Applicable Contracts pursuant to which Amherst is required to perform services or deliver products (the "Cost to Complete Certificate"). CRI shall make Amherst's Books and Records and its personnel available to Amherst and said accountants in connection with the preparation of the Post-Closing Financial Statements at no cost to Amherst. The Post-Closing Financial Statements shall include a computation of the Closing Book Value of Amherst and the long-term debt of Amherst as of the date of the Post-Closing Financial Statements and shall be certified by the Certifying Representative to be in accordance with GAAP as applied on a consistent basis. The Certifying Representative shall also certify the Cost to Complete Certificate. The review by KPMG Peat Marwick, LLP, shall include a written report thereon. If within thirty (30) days following delivery of the Post-Closing Financial Statements (together with the Certifying Representative's certification and KPMG Peat Marwick's report) to CRI, CRI has not given Amherst notice of its objection to the Post-Closing Financial Statements (such notice must contain a statement of the basis of CRI's objection), then the Closing Book Value of Amherst and the long-term debt of Amherst reflected in the Post-Closing Financial Statements will be used in computing the Adjustment Amount. If CRI gives such notice of objection and CRI and Amherst fail to reach a mutually agreeable resolution, then the issues in dispute will be submitted to PricewaterhouseCoopers LLP, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) CRI will bear the fees of the Accountants for the services contemplated by this
          Section 2.7(a); provided, however, that if such dispute is resolved in CRI's favor the fees paid to the Accountants for services under this Section 2.7(a) shall be added to the Adjustment Amount such that the Purchase Price is reduced by the amount of such fees. If the Adjustment Amount reflects that the Purchase Price was inappropriately adjusted downward under the terms of Section 2.6, an appropriate additional cash payment shall be made to Amherst.

     (b) The Escrow Notes will be subject to any claim for indemnification or payment of Damages to which CRI may be entitled under this Agreement once the Liability Basket and the Liability Cushion, if any exists, are exhausted. During the eighteen (18) months following the Closing, after such time as the Liability Basket and the Liability Cushion, if any exists, are exhausted, the principal amount of the Escrow Notes shall be adjusted downward from time to time for the amount of any claims made by CRI for Damages or for indemnification. Interest shall be deemed to accrue only on such reduced principal balance of the Escrow Notes from the Closing Date until final payment of the Escrow Notes.


2.8       ASSUMPTION OF LIABILITIES

On the terms and subject to the conditions of this Agreement, in addition to the Purchase Price, on the Closing Date, CRI shall assume and discharge when due the Liabilities of Amherst and its Subsidiaries whether accrued or arising before or after the Closing, except for the Excluded Liabilities (the "Assumed Liabilities"). Amherst and its Subsidiaries shall retain, and shall be responsible for paying, performing and discharging when due, and CRI shall not assume or have any responsibility for, the following Liabilities (the "Excluded Liabilities"): (i) all Liabilities relating to or arising out of the Excluded Assets and (ii) all Liabilities of Amherst or ASI relating to or arising out of this Agreement.

2.9  BULK SALES LAW COMPLIANCE

The Parties hereto agree to waive compliance with any applicable bulk sales or transfer law.

2.10 ALLOCATION OF PURCHASE PRICE

The Parties to this Agreement agree to allocate, not later than March 15, 1999, the Purchase Price in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Parties recognize that the Purchase Price does not include CRI's acquisition expenses and that CRI will allocate such expenses appropriately. Amherst and CRI agree to act in accordance with such allocations (including any modifications thereto reflecting any post-closing adjustment of the Purchase Price pursuant to Sections 2.6 and 2.7, as applicable) in any relevant Tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and federal law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.


                              ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF
                            AMHERST AND ASI

As an inducement to CRI to enter into this Agreement, Amherst and ASI, jointly and severally, represent and warrant to CRI, as of the date of this Agreement and as of the Closing, as follows:

3.1  ORGANIZATION AND GOOD STANDING

     (a) Each of Amherst and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any material Applicable Contracts. Each of Amherst and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The Amherst Disclosure Letter sets forth each jurisdiction where (i) Amherst is so qualified, (ii) any Subsidiary is incorporated and (iii) any Subsidiary is so qualified. ASI is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

     (b)  The Amherst Disclosure Letter includes copies of the
          Organizational Documents of Amherst and each Subsidiary, as currently in effect.

3.2  AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of Amherst and ASI, enforceable against Amherst and the ASI, jointly and severally, in accordance with its terms. Upon the execution and delivery by ASI and/or Amherst, as the case may be, of the Noncompetition Agreements (collectively, the "Amherst Closing Documents"), the Amherst Closing Documents will constitute the legal, valid, and binding obligations of ASI and/or Amherst, as the case may be, enforceable against ASI and/or Amherst, as the case may be, in accordance with their respective terms. Each of Amherst and ASI has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Amherst Closing Documents and to perform their obligations under this Agreement and the Amherst Closing Documents.

     (b) Except as specified in the Amherst Disclosure Letter, any Exhibit or Schedule hereto or otherwise specified herein, neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i)  contravene, conflict with, or result in a violation of
               (A) any provision of the Organizational Documents of Amherst, or (B) any currently effective resolution adopted by the board of directors or the stockholders of Amherst;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Amherst or ASI, or any of the assets owned or used by Amherst, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Amherst or that otherwise relates to the business of, or any of the assets owned or used by, Amherst;

          (iv) cause Amherst to become subject to, or to become liable for the payment of, any Tax;

          (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

          (vi) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances and Encumbrances resulting from acts of CRI) upon or with respect to any of the assets owned or used by Amherst.

     (c) Amherst is acquiring the Promissory Notes for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Amherst is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

3.3  CAPITALIZATION

The authorized equity securities of Amherst consist of two million (2,000,000) shares of common stock, par value $.01 per share, of which one million forty thousand nine hundred eleven (1,040,911) shares are issued and outstanding. ASI is or will be on the Closing Date the record and beneficial owner and holder of all of the issued and outstanding shares of capital stock of Amherst. All of the outstanding equity securities of Amherst and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Subsidiary.

3.4  SUBSIDIARY AND INVESTMENTS

Except as set forth in the Amherst Disclosure Letter, Amherst has no direct or indirect Subsidiaries and has not made any investments in, and does not own any securities of or other interests in, any firm, corporation, association, business organization, enterprise, entity or other Person. Amherst is the record owner of all the capital stock of each such Subsidiary.

3.5  FINANCIAL STATEMENTS

Amherst has delivered to CRI:

     (a) audited consolidated balance sheets of Amherst as at April 30, 1998 (the "Balance Sheet"), and April 30, 1997, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, including the notes thereto, together with the report thereon of KPMG Peat Marwick, LLP, independent certified public accountants;

     (b) a balance sheet as of October 31, 1998 (the "Interim Balance Sheet") certified by the Certifying Representative.

Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Amherst as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP except that the Interim Balance Sheet is subject to year-end adjustments; the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Amherst and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Amherst.

3.6  BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of Amherst and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Amherst contain records that are accurate and complete in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Amherst, and no formal meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

3.7  TITLE TO ASSETS; LIENS AND ENCUMBRANCES

Except for assets which are leased from third parties, Encumbrances identified in the financial statements referenced in Section 3.5 (including the notes thereto), and except as set forth in the Amherst Disclosure Letter, Amherst is the owner of, and has good and marketable title to, all of the Acquired Assets, free and clear of all liens other than the Permitted Encumbrances. Amherst owns all of the assets used by it in the operation and conduct of its business, or required by Amherst for the normal conduct of its business, except for those assets leased by Amherst under leases specifically identified on a list set forth in the Amherst Disclosure Letter; provided, however, that such list may omit leased assets with annual lease payments less than $2,500. The Acquired Assets constitute all of the assets used in, related to or required by Amherst for, the normal conduct of its business. Amherst does not own any real property.

3.8  FIXED ASSETS

          (a) The Amherst Disclosure Letter includes a true, correct and complete list of all Fixed Assets having an original cost of more than $2,500 (whether expensed or capitalized, when purchased, and including any such assets which have an original cost to Amherst less than $2,500, but because such assets are related have an aggregate cost in excess of $2,500), indicating the owner and location thereof, and the cost applicable thereto (or, in those instances where the actual cost is unknown to Amherst, the estimated cost). Except as set forth in the Amherst Disclosure Letter, the buildings, plants, structures, and equipment of Amherst are structurally sound, are in all material respects in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of Amherst are sufficient for the continued conduct of Amherst's businesses after the Closing in substantially the same manner as conducted prior to the Closing. The dollar amount of the Fixed Assets owned by Amherst as shown on the Balance Sheet does not in any case exceed the cost of the same, less any previous write-downs and less depreciation through the end of the most recent fiscal year of Amherst determined in accordance with GAAP consistently applied, and Amherst has not written up the value of any such assets.

          (b) The Amherst Disclosure Letter includes a true, correct and complete list of each lease of premises executed by or binding upon Amherst as lessee, sub-lessee, tenant or assignee (the "Leased Premises") setting forth in each case a description of any and all leasehold improvements paid for by Amherst. Except as set forth in the Amherst Disclosure Letter, each lease is in full force and effect on the date hereof without any default or breach thereof by Amherst or, to the Knowledge of Amherst, any other party thereto. Except as set forth in the Amherst Disclosure Letter, to Amherst's Knowledge, no consent of any landlord or any other party is required under any such lease in order to assign each such lease to CRI (or its designee) or assignee and to keep such lease in full force and effect after the execution and delivery of this Agreement and the Contemplated Transactions. True, correct and complete copies of all such leases, including all amendments, addenda, waivers and all other binding documents affecting the tenant's rights thereunder, will be made available to CRI upon request.

          (c) Amherst has not received any written notice of any requirements or recommendations by any insurance company which has issued a policy covering any part of any Leased Premises or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of any Leased Premises. All of the public utilities required for the operation of the Leased Premises in the manner currently operated are installed and operating, and all installation and connection charges have been paid in full or provided for. Amherst has not received written notice of any assessments, and has no Knowledge of any pending assessments, affecting the Leased Premises.

The Leased Premises and the use thereof conform in all material respects with all covenants and restrictions and all applicable building, zoning, environmental, land use and other Laws.

3.9  ACCOUNTS RECEIVABLE

All Accounts Receivable of Amherst that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Amherst as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed or otherwise arising from contractual obligations of customers in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Amherst as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, the Accounts Receivable either have been or will be collected in full, without any set-off arising from matters occurring prior to Closing, within seventeen (17) months from the Closing Date. Except as disclosed in the Amherst Disclosure Letter, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Amherst Disclosure Letter includes a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.10 INVENTORY

All inventory of Amherst, as reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of Amherst as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on an average cost basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Amherst.

3.11 PURCHASE AND SALES COMMITMENTS AND ORDERS; CUSTOMERS AND
VENDORS

Except as set forth in the Amherst Disclosure Letter, with respect to the purchase and sales orders or commitments of Amherst outstanding on the date hereof involving more than $10,000, all such purchase orders have been made at arm's-length market prices and, in Amherst's Reasonable Best Estimate, all sales orders have been made at prices and on terms which will result in the normal profits of Amherst. Except as set forth in the Amherst Disclosure Letter, no customer of Amherst has requested that deliveries under any sales order or services to be performed by it under any Applicable Contract be delayed and Amherst and ASI do not have any Knowledge of (a) any plans of any customer to order less from Amherst during the 12-month period beginning on the date hereof than such customer has committed to order such Applicable Contract or (b) any facts which would result in such a decrease in such order. Neither Amherst nor ASI has Knowledge of any facts or conditions which may result in or have an adverse effect on the future sales, profits or business of Amherst; provided, however, neither Amherst nor ASI makes any representation as to general economic, political or industry conditions and how such conditions may have an adverse effect on future sales, profits or business by Amherst.

          (b) The Amherst Disclosure Letter includes a true, correct and complete list of (i) the 20 largest customers of Amherst in terms of revenues during the twelve-month period ending September 30, 1998, showing the approximate total sales by Amherst to each such customer during such period and (ii) the ten largest vendors of Amherst in terms of purchases of goods or services during such twelve-month period, showing the approximate total purchases by Amherst from each such vendor during such period. Since September 30, 1998, there has been no material adverse change in the business relationship of Amherst with any such customer or vendor on such list. None of Amherst, ASI or any of their respective affiliates has received any written notice, or to the Knowledge of Amherst or ASI, oral notice from any existing customer of Amherst that said customer (i) intends to file a petition for relief under any bankruptcy or similar law or make an assignment for the benefit of its creditors, (ii) intends to terminate its business relationship with Amherst or (iii) has requested that Amherst grant price concessions, rebates or reductions on products or services provided by Amherst.

3.12 NO UNDISCLOSED LIABILITIES

On the date of the Interim Balance Sheet, there were no Liabilities of Amherst (including, but not limited to, Liabilities for Taxes relating to any prior period except for year end adjustments) other than those Liabilities disclosed or provided for on the Interim Balance Sheet except for liabilities which would not be required under GAAP to be recorded on the Interim Balance Sheet. On the date hereof and on the Closing Date, there are no and will be no other Liabilities of Amherst except those incurred since the Interim Balance Sheet Date, in the Ordinary Course of the Business of Amherst, and not in violation of or in conflict with any of the terms, agreements, warranties, representations and conditions of Amherst contained in this Agreement.

3.13 TAXES

     (a) Amherst has filed or caused to be filed (on a timely basis since January 1, 1994) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Amherst has delivered to CRI copies of all such Tax Returns filed for the tax years ending April 30, 1998, 1997 and 1996. Amherst has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Amherst, except such Taxes, if any, as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

     (b) The United States federal and state income Tax Returns of Amherst and its Subsidiaries subject to such Taxes have been audited by the IRS, or relevant state tax authorities, or are closed by the applicable statute of limitations for all taxable years through the taxable year ending April 30, 1994. All deficiencies proposed as a result of such audits, have been paid, reserved against, settled, or, are being contested in good faith by appropriate proceedings. Amherst has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes or other deficiencies of Amherst or for which Amherst may be liable.

     (c) The charges, accruals, and reserves with respect to Taxes on the books of Amherst are adequate (determined in accordance with GAAP) and are at least equal to Amherst's liability for Taxes. There exists no proposed tax assessment against Amherst except as disclosed in the Balance Sheet. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Amherst. No property of Amherst is property which Amherst is or will be required to treat as owned by another person pursuant to the provisions of Section 168 (f) (safe harbor leasing provisions) of the Code. All Taxes that Amherst is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed by (or that include on a consolidated basis) Amherst are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by Amherst after the date of this Agreement.

3.14 NO MATERIAL ADVERSE CHANGE

Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Amherst and no event has occurred or circumstance exists that may result in such a material adverse change, other than those which may result from general economic, political or industry conditions.

3.15 EMPLOYEE BENEFITS

     (a) As used in this Section 3.15, the following terms have the meanings set forth below.

          "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by Amherst or an ERISA Affiliate of Amherst.

          "Company Plan" means all Plans of which Amherst or an ERISA Affiliate of Amherst is or was within the past five years a Plan Sponsor, or to which Amherst or an ERISA Affiliate of Amherst within the past five years otherwise contributes or has contributed, or in which Amherst or an ERISA Affiliate of Amherst otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

          "Company VEBA" means a VEBA whose members include employees of Amherst or any ERISA Affiliate of Amherst.

          "ERISA Affiliate" means, with respect to Amherst, any other person that, together with Amherst, would be treated as a single employer under IRC Section 414.

          "Multi-Employer Plan" has the meaning given in ERISA Section
          3(37)(A).

          "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "Pension Plan" has the meaning given in ERISA Section
          3(2)(A).

          "Plan" has the meaning given in ERISA Section 3(3).

          "Plan Sponsor" has the meaning given in ERISA Section
          3(16)(B).

          "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

          "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

          "VEBA" means a voluntary employees' beneficiary association under IRC Section 501(c)(9).

          "Welfare Plan" has the meaning given in ERISA Section 3(1).

     (b) The Amherst Disclosure Letter contains true, correct and complete lists of:

               (i)  All Company Plans, Company Other Benefit
               Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

          (ii) (A) all ERISA Affiliates of Amherst, and (B) all Plans of which any such ERISA Affiliate is or was a Plan
               Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA
               Affiliate contributes or has contributed.

          (iii) For each Multi- Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of Amherst and Amherst's other ERISA Affiliates, calculated according to information made available pursuant to ERISA Section 4221(e).

     (c) Except as provided in the Amherst Disclosure Letter, Amherst has delivered or made available to CRI:

          (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which ASI or Amherst is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

          (ii) all personnel, payroll, and employment manuals and policies;

          (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Amherst and the ERISA Affiliates of Amherst, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

          (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

          (v) all registration statements filed with respect to any Company Plan;

          (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

          (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

          (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

          (ix) all notifications to employees of their rights under ERISA Section 601 et seq. and IRC Section 4980B;

          (x) the Form 5500 filed in each of the most recent three plan years, including all schedules thereto and the opinions of independent accountants;

          (xi) all notices that were given by Amherst or any ERISA Affiliate of Amherst or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentionedelsewhere in this Section 3.15;

          (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to Amherst, any ERISA Affiliate of Amherst, or any Company Plan within the four years preceding the date of this Agreement;

          (xiii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of Amherst that is a Qualified Plan; and

          (xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

     (d)  Except as set forth in the Amherst Disclosure Letter:

          (i) Amherst has performed all of its respective obligations under all Company Plans, Company Other Benefit
               Obligations, and Company VEBAs. Amherst has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

           (ii) No statement, either written or oral, has been made by Amherst to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to Amherst.

          (iii) Amherst, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in material compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.15, and with any applicable collective bargaining agreement.

3.16 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL  AUTHORIZATIONS

     (a) (i) Except as disclosed in the Amherst Disclosure Letter, each of Amherst and its Subsidiaries is, and at all times since January 1, 1991 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) Except as disclosed in the Amherst Disclosure Letter, to Amherst's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Amherst of, or a failure on the part of Amherst to comply with, any Legal Requirement material to its operations, or (B) may give rise to any obligation on the part of Amherst to undertake, or to bear all or any portion of the cost of, any remedial action of any nature which is material to Amherst's operations; and

          (iii) Except as disclosed in the Amherst Disclosure Letter, Amherst has not received, at any time since January 1, 1991, any written notice from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Amherst to undertake, or to bear all or any portion of the cost of, any remedial action of any nature arising out of any Legal Requirement.

     (b) The Amherst Disclosure Letter includes an accurate list of each material Governmental Authorization that is held by Amherst or its Subsidiaries. Each Governmental Authorization listed in the Amherst Disclosure Letter is valid and in full force and effect. Except as set forth in the Amherst Disclosure Letter:

          (i) Each of Amherst and its Subsidiaries is, and at all times since January 1, 1991 has been, in full compliance with all of the terms and requirements of each material Governmental Authorization identified in the Amherst Disclosure Letter;

          (ii) To Amherst's Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any material Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any material Governmental Authorization;

          (iii) Neither Amherst nor any of its Subsidiaries has received, at any time since January 1, 1991, any written notice from any Governmental Body or any other Person regarding (A) any actual or alleged failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed, revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

          (iv) All applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

Each of Amherst, its Subsidiaries and ASI have received all of the Governmental Authorizations necessary to permit Amherst to lawfully conduct and operate its business in the manner it is currently conducted and operate such business and to permit Amherst to own and use its assets in the manner in which it currently owns and uses such assets.

3.17 LEGAL PROCEEDINGS; ORDERS

     (a) Except as disclosed in the Amherst Disclosure Letter or in this Agreement, there is no pending Proceeding:

          (i) that has been commenced by or against Amherst or any of its Subsidiaries; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Amherst, no such Proceeding has been Threatened.

     (b) Except as set forth in the Amherst Disclosure Letter or any Exhibit hereto:

          (i) there is no Order to which Amherst, it Subsidiaries, or any of the material assets owned or used by Amherst or its Subsidiaries , is subject; and

          (ii) to the Knowledge of Amherst, no officer, director, agent, or employee of Amherst or its Subsidiaries is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Amherst.

     (c) Except as set forth in the Amherst Disclosure Letter or herein:

          (i) each of Amherst and its Subsidiaries is, and at all times since January 1, 1991 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the material assets owned or used by it, is or has been subject;

          (ii) To Amherst's Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Amherst, its Subsidiaries, or any of the material assets owned or used by Amherst or its Subsidiaries, is subject; and

          (iii) each of Amherst and its Subsidiaries has not received, at any time since January 1, 1991, any material written notice from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which Amherst, its Subsidiaries, or any of the material assets owned or used by Amherst or it Subsidiaries, is or has been subject.

3.18 ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the date of the Interim Balance Sheet (or such other date as may be set forth below), except as disclosed in the Amherst Disclosure Letter or otherwise disclosed herein, or contemplated by this Agreement, Amherst has conducted its businesses only in the Ordinary Course of Business and there has not been any:

     (a) change in Amherst's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Amherst; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Amherst of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b) amendment to the Organizational Documents of Amherst other than in connection with the transactions contemplated by the Amherst Agreements;

     (c) payment of bonuses since the date of the Interim Balance Sheet or increases by Amherst of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee since November 14, 1998;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Amherst;

     (e) damage to or destruction or loss of any asset or property of Amherst, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of Amherst and its Subsidiaries, taken as a whole;

     (f) entry into, termination of, or receipt of written notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Amherst of at least $10,000;

     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of Amherst or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Amherst (other than Permitted Encumbrances), including the sale, lease, or other disposition of any of the Intellectual Property Assets;

     (h) cancellation or waiver of any claims or rights with a value to Amherst in excess of $10,000;

     (i)  material change in the accounting methods used by Amherst; or

     (j) agreement, whether oral or written, by Amherst to do any of the foregoing.

3.19 CONTRACTS; NO DEFAULTS

     (a)  The Amherst Disclosure Letter includes a list of:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by Amherst of an amount or value in excess of $25,000;

          (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to Amherst of an amount or value in excess of $25,000;

          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business or that involves expenditures or receipts of Amherst in excess of $25,000;

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000);

          (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

          (vi) each collective bargaining agreement and other
               Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (vii)     each joint venture, partnership, and other
               Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Amherst with any other Person;

          (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Amherst or any Subsidiary or limit the freedom of Amherst or any Subsidiary to engage in any line of business or to compete with any Person;

          (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (x) each power of attorney given by Amherst or any Subsidiary that is currently effective and outstanding;

          (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Amherst to be responsible for consequential damages;

          (xii) each Applicable Contract for capital expenditures in excess of $25,000;

          (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Amherst other than in the Ordinary Course of Business; and

          (xiv)     each amendment, supplement, and modification
               (whether oral or written) in respect of any of the foregoing.

     (b)  Except as set forth in the Amherst Disclosure Letter:

          (i) to the Knowledge of Amherst, ASI (and no Related Person of ASI) has not nor may not acquire any rights under, and ASI has not nor may not become subject to any obligation or liability under any Contract that relates to the business of, or any of the assets owned or used by, Amherst; and

          (ii) to the Knowledge of Amherst, no officer, director, agent, employee, consultant, or contractor of Amherst is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Amherst, or (B) assign to Amherst or to any other Person any rights to any invention, improvement, or discovery relating to the business of Amherst.

     (c)  Except as set forth in the Amherst Disclosure Letter,

          (i) Amherst is, and at all times since January 1, 1995 has been, in full compliance with all applicable terms and requirements of each Applicable Contract under which Amherst has or had any obligation or liability or by which Amherst or any of the assets owned or used by Amherst is or was bound, specifically including, but not limited to, "Year 2000" compliance within the meaning of the United States of America Federal Acquisition Regulation (for the period after the adoption of such regulation), and any like and applicable legal requirements;

          (ii) to the Knowledge of Amherst, each other Person that has or had any obligation or liability under any Applicable Contract is, and at all times since January 1, 1991 has been, in full compliance with all applicable terms and requirements of such Applicable Contract;

          (iii) to the Knowledge of Amherst, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Amherst or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

          (iv) Amherst has not given to or received from any other Person, at any time since January 1, 1991, any written notice regarding any actual or alleged, material violation or breach of, or default under, any Applicable Contract, excluding written notices of matters which were fully resolved.

     (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Amherst under current or completed Applicable Contracts with any Person and, to the Knowledge of Amherst, no such Person has made written demand for such renegotiation.

     (e) To the Knowledge of Amherst, the Applicable Contracts relating to the sale, design, manufacture, or provision of products or services by Amherst have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     (f) The Amherst Disclosure Letter contains the current Reasonable Best Estimate of Amherst, as of October 31, 1998, of the "cost to complete" for each Applicable Contract pursuant to which Amherst is required to perform services or deliver products. Except as provided in the Amherst Disclosure Letter, none of such Contracts has accrued or, in the Reasonable Best Estimate of Amherst, is expected by Amherst to result in any losses.

     (g) There are no Applicable Contracts between Amherst and a Governmental Body which contain material terms which cannot be disclosed to CRI prior to the Closing because of security restrictions imposed by the Governmental Body.

     (h) With respect to each and every material Government Contract or bid to obtain a material Government Contract to which Amherst is a party and except as set forth in the Amherst Disclosure Letter: (i) Amherst has fully complied with all material terms and conditions of such Government Contract or bid for a Government Contract as required as of the date hereof and as of the Closing Date; (ii) Amherst has fully complied with all material requirements of statute, rule or regulation pertaining to such Government Contract or bid for a Government Contract; (iii) all representations and certifications executed with respect to such Government Contract were accurate in every material respect as of their effective date and Amherst has fully complied with all such representations and certifications in every material respect; and (iv) no termination or default, cure notice or show cause notice has been issued in writing or, to the Knowledge of Amherst, will be issued.

     (i) To the Knowledge of Amherst, (i) none of Amherst's employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Body, (ii) there is not any pending audit or investigation of Amherst, its officers, employees or representatives nor within the last three years has there been any audit or investigation of Amherst, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid; and (iii) during the last three years, Amherst has not made a voluntary disclosure to the U.S. Government or any non-U.S. government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or bid. Amherst has not had any irregularities, misstatements or omissions arising under or relating to any Government Contract or bid that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

     (j) There are (i) no outstanding claims against Amherst either by the U.S. Government or by any non-U.S. government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or bid referred to in the Amherst Disclosure Letter and (ii) no disputes between Amherst and the U.S. Government or any non-U.S. Government under the Contract Disputes Act or any other Federal statute or between Amherst and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract or bid. To the Knowledge of Amherst, there are no facts that could reasonably be expected to result in a claim or a dispute under clause (i) or (ii) of the immediately preceding sentence.

     (k) Neither Amherst nor, to the Knowledge of Amherst, any of its employees, consultants or agents is (or during the last three years has been) suspended or debarred from doing business with the U.S. Government or any non-U.S. government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government or non-U.S. government contracting. Amherst and its affiliates conducted their operations in material compliance with all requirements of all material laws pertaining to all Government Contracts and bids.

     (l) No statement, representation or warranty made by Amherst in any Government Contract, any exhibit thereto or in any certificate, statement, list, schedule thereto or other document submitted or furnished to the U.S. Government or any non-U.S. government in connection with any Government Contract or bid (i) contained on the date so furnished or submitted any untrue statement of a material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading or (ii) contains on the date hereof any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except in the case of both clauses (i) and (ii) any untrue statement or failure to state a material fact that would not result in any material liability to Amherst as a result of such untrue statement or failure to state a material fact.

A list of all Applicable Contracts to which Amherst became a party between the date of this Agreement and the Closing Date shall be provided to CRI on or before the Closing.

3.20 INSURANCE

     (a)  The Amherst Disclosure Letter includes:

          (i) a true and complete list of all policies of insurance to which Amherst is a party or under which Amherst, is or has been covered at any time within the two (2) years preceding the date of this Agreement;

          (ii) a true and complete list of all pending applications for policies of insurance; and

          (iii) any statement made in writing by the auditor of Amherst's financial statements during the past two (2) years with regard to the adequacy of such entity's coverage or of the reserves for claims.

     (b)  The Amherst Disclosure Letter identifies or contains:

          (i) any self-insurance arrangement relating to benefits for Amherst employees, or for the employees of a Subsidiary, including any reserves established thereunder;

          (ii) any Contract, other than a policy of insurance, for the transfer or sharing of any casualty loss by Amherst;

          (iii) all material obligations of Amherst to third parties with respect to insurance (including such obligations under leases and service agreements) and identification of the policy under which such coverage is provided.

          (iv) a summary of the loss experience under each policy since January 1, 1995;

          (v) a statement describing each outstanding claim since January 1, 1995 under an insurance policy for an amount in excess of $10,000, which sets forth:

               (A)  the name of the claimant;

               (B) a description of the policy by insurer, type of insurance, and period of coverage; and

               (C)  the amount and a brief description of the claim;
                    and

          (vi) all policies to which Amherst is a party or that provide coverage to either Amherst, or any director or officer of Amherst in their capacity as a director or officer:
               (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) are sufficient for compliance with all Legal Requirements and Contracts to which Amherst is a party or by which any of them is bound; (D) will continue in full force and effect in accordance with their terms following the consummation of the Contemplated Transactions provided that all premiums coming due after the Closing are timely paid;

     (c)  Since January 1, 1995, Amherst and/or ASI have not received
          (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

     (d) Amherst has paid all premiums due, and has otherwise performed, in all material respects, all of its obligations, under each policy to which Amherst is a party or that provides coverage to Amherst.

     (e) To the Knowledge of Amherst, Amherst has given notice to the insurer of all material claims that may be insured thereby.

3.21           ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     (a) All representations and warranties of Amherst relative to Environmental, Health and Safety Matters shall be governed exclusively by this Section 3.21.

     (b)  Except as set forth in the Amherst Disclosure Letter:

          (i) Each of Amherst and its Subsidiaries is, and at all times has been, in full compliance with, and has not been and is not in material violation of, any Environmental Law. Amherst has not received any actual or, to the Knowledge of Amherst, Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation or failure to materially comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Amherst or any of its Subsidiaries has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Amherst or any of its Subsidiaries, or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (ii) There are no pending or, to the Knowledge of Amherst, Threatened claims, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Amherst or any of its Subsidiaries has or had a fee or leasehold interest.

          (iii) Neither Amherst nor, to Amherst's Knowledge, any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential material violation or failure to materially comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Amherst or any of its Subsidiaries had a fee or leasehold interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Amherst, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (c) Neither Amherst, nor any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Amherst, with respect to any other properties and assets (whether real, personal, or mixed) in which Amherst (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

     (d) Except for small quantities maintained in commercial products, there are no Hazardous Materials present on, at, in or under the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or incorporated into any structure therein or thereon.

     (e) There has been no Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Amherst has or had a fee or leasehold interest.

     (f) Amherst has made available to CRI true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Amherst pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Amherst, or any other Person for whose conduct Amherst is or may be held responsible, with Environmental Laws.

3.22 EMPLOYEES

     (a) The Amherst Disclosure Letter includes a complete and accurate list of the following information for each employee of Amherst or its Subsidiaries, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since November 14, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Amherst's Employee Pension Benefit Plans or Employee Welfare Benefit Plans, or any other employee benefit plan. Within the one hundred eighty (180) days preceding the date hereof, Amherst has not laid-off or otherwise terminated without cause more than five (5) of its employees.

     (b) To the Knowledge of Amherst, no employee of Amherst or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect
          (i) the performance of his duties as an employee of Amherst or such Subsidiary, or (ii) the ability of Amherst or such Subsidiary to conduct its business, including any Proprietary Rights Agreement with Amherst by any such employee. To the Knowledge of Amherst, except as has been, or will be prior to Closing, disclosed to CRI, no officer, or other key employee of Amherst intends to terminate his employment with Amherst.

     (c) The Amherst Disclosure Letter includes a complete and accurate list of the following information for each retired employee or director of Amherst, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.23 LABOR RELATIONS; COMPLIANCE

Neither Amherst nor any Subsidiaries has been nor is currently a party to any collective bargaining or other labor Contract. There has not been and there currently is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against Amherst relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee of Amherst or any Subsidiary or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against any of Amherst or any Subsidiary, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Amherst, and no such action is contemplated by Amherst. Amherst has complied in all respects with all material Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Amherst is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.24 INTELLECTUAL PROPERTY

     (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

          (i) the name "Amherst Systems, Inc.", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications
               (collectively, "Marks");

          (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

          (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

          (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

          (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by Amherst as licensee or licensor.

     (b) List--Amherst has, or will prior to Closing, provide to CRI a complete and accurate list of any material Intellectual Property Assets, other than Trade Secrets, owned or used by Amherst (or any of its Subsidiaries) in its business, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which Amherst (or any of its Subsidiaries) is the licensee. There are no outstanding and, to Amherst's Knowledge, no Threatened disputes or disagreements with respect to any such Intellectual Property Assets.

     (c)  Know-How Necessary for the Business

          (i) The Intellectual Property Assets , which have been or will be made available to CRI prior to Closing, are all those necessary for the operation of Amherst's businesses as they are currently conducted. Amherst is the owner or lawful user of each of the Intellectual Property Assets, subject to any limitations set forth in the Amherst Disclosure Letter.

          (ii) All former and current employees of Amherst who have been employed since January 1, 1995 have executed written Contracts with Amherst that assign to Amherst all rights to any inventions, improvements, discoveries, or information relating to the business of Amherst. To the Knowledge of Amherst, no key employee of Amherst has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Amherst.

     (d)  Patents

          (i) Amherst has provided, or will provide prior to Closing, a complete and accurate list and summary description of all patents issued to Amherst (or any of its Subsidiaries). Amherst is the owner of all right, title, and interest in and to each of the patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

          (ii) All of the Patents issued to, Amherst or any Subsidiary, are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

          (iii) No Patent issued to Amherst has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Amherst's Knowledge, there is no potentially interfering patent or patent application of any third party.

          (iv) No Patent issued to Amherst is infringed or, to Amherst's Knowledge, has been challenged or threatened in any way. To the Knowledge of Amherst, none of the products manufactured and sold, nor any process or know-how used, by Amherst infringes or is alleged to infringe any patent or other proprietary right of any other Person.

          (v) All products made, used, or sold under the Patents issued to Amherst have been marked with the proper patent notice.

     (e)  Trademarks

          (i)  The trade names "Amherst Systems", "RetailTrak",
               "Spiritrak", "Telemus" and "Amherst Systems
               International" are the only Marks used by Amherst.

          (ii) No Marks have been registered by Amherst with the United States Patent and Trademark Office other than Spiritrak.

     (f)  Copyrights

          Amherst has all copyrights granted by law with respect original works created by Amherst.

     (g)  Trade Secrets

          (i) Amherst has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its material Trade Secrets.

          (ii) Amherst has good title or the lawful right to use the Trade Secrets. Except for Trade Secrets made available by customers, the material Trade Secrets owned by Amherst are not part of the public knowledge or literature. No material Trade Secret owned by Amherst is subject to any adverse claim or, to the Knowledge of Amherst, has been challenged or threatened in any way.

3.25 CERTAIN PAYMENTS

Neither Amherst (nor any of its Subsidiaries) nor any director, officer, or to Amherst's Knowledge, any agent, or employee of Amherst (or any of its Subsidiaries) any other Person associated with or acting for or on behalf of Amherst (or any of its Subsidiaries), has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of Amherst.

3.26 DISCLOSURE

Neither this Agreement nor the Amherst Disclosure Letter, any Schedule or other documents and written information furnished by or on behalf of Amherst to the CRI in connection with this Agreement and the Contemplated Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

3.27 RELATIONSHIPS WITH RELATED PERSONS

To the Knowledge of Amherst, except as set forth in the Amherst Disclosure Letter, neither ASI nor any previous shareholder of Amherst nor any Related Person of such Persons has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Amherst's businesses. To the Knowledge of Amherst, except as set forth in the Amherst Disclosure Letter, neither Amherst nor any Related Person of ASI or of Amherst is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Amherst, or (ii) engaged in competition with Amherst with respect to any line of the products or services of Amherst (a "Competing Business") in any market presently served by Amherst except for less than five percent (5%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.

3.28 BROKERS OR FINDERS

ASI, Amherst and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement for which CRI could be responsible.

3.29 BANKING RELATIONSHIPS

The Amherst Disclosure Letter sets forth a complete and accurate description of all arrangements that Amherst and each Subsidiary has with any banks, savings and loan associations or other financial institutions providing for any accounts, including, without limitation, checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements, certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of Amherst or such Subsidiary in respect of any of the foregoing. No person holds any power of attorney or similar authority from Amherst or any Subsidiary.


                              ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF CRI

CRI represents and warrants to Amherst as of the date hereof and as of the Closing as follows:

4.1  ORGANIZATION AND GOOD STANDING

CRI is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

4.2  AUTHORITY; NO CONFLICT

This Agreement has been approved by CRI's Board of Directors and constitutes the legal, valid, and binding obligation of CRI, enforceable against CRI in accordance with its terms. Upon the execution and delivery by CRI of the Promissory Notes (including the Escrow Notes) and corporate certifications hereto (collectively, "CRI's Closing Documents"), CRI's Closing Documents will constitute the legal, valid, and binding obligations of CRI, enforceable against CRI in accordance with their respective terms. Except as provided for in
Section 4.3 below, CRI has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and CRI's Closing Documents and to perform its obligations under this Agreement and CRI's Closing Documents.

4.3  TRANSACTION FINANCING

CRI will use Commercially Reasonable Efforts to obtain a satisfactory financing commitments within thirty (30) days after the signing of this Agreement. The obligation of CRI to complete the acquisition is subject to its obtaining firm commitments, at least three (3) days prior to Closing, for financing in the amount of at least thirty million and 00/100 dollars ($30,000,000) and on reasonable financial terms, conditions and pricing solely acceptable to CRI. If CRI has not been able to obtain such financing commitments within thirty (30) days and has not waived such condition, any Party may terminate this Agreement on written notice. If this Agreement is terminated because CRI is unable to obtain such financing, CRI will reimburse ASI for its reasonable out-of-pocket costs incurred in connection with the Contemplated Transactions up to $75,000.

4.4  CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against CRI and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated
Transactions. To CRI's Knowledge, no such Proceeding has been
Threatened.

4.5  INVESTMENT BANKING FEES

CRI has utilized the services of the investment banking firm of Houlihan Lokey Howard & Zukin in relation to the Contemplated
Transactions. CRI, not Amherst or ASI, shall be solely responsible for any fees charged by Houlihan Lokey Howard & Zukin relative hereto.


                               ARTICLE V
          COVENANTS OF AMHERST AND ASI PRIOR TO CLOSING DATE

5.1  ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Amherst, its Representatives, and ASI will (a) afford CRI and its Representatives and prospective lenders and their Representatives (collectively, "CRI's Advisors") full and free access to Amherst's personnel, customers, persons with whom it has a contractual relationship, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish CRI and CRI's Advisors with copies of all such contracts, books and records, and other existing documents and data as CRI may reasonably request, and (c) furnish CRI and CRI's Advisors with such additional financial, operating, and other data and information as CRI may reasonably request. The access shall be provided during reasonable periods subject to reasonable advance notice and subject to any limitations on access imposed by governmental security regulations.

5.2  OPERATION OF THE BUSINESSES OF AMHERST

Between the date of this Agreement and the Closing Date, except as provided in the Amherst Disclosure Letter Amherst will:

     (a) conduct the business of Amherst only in the Ordinary Course of Business subject to any actions outside of the Ordinary Course of Business which are approved by CRI, such approval not to be unreasonably withheld or delayed; and

     (b) use its Commercially Reasonable Efforts to preserve intact the current business organization of Amherst, keep available the services of the current officers, employees, and agents of Amherst, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Amherst; and

     (c) confer with CRI concerning operational matters of a material nature; and

     (d) otherwise report periodically to CRI concerning the status of the business, operations, and finances of Amherst; and

     (e)  not without the prior written consent of CRI:

          (i) change Amherst's certificate of incorporation, by-laws or other governing instruments, except as provided in Section 3.18;

          (ii) borrow or agree to borrow any funds or guarantee or agree to guarantee the obligations of others, except in the Ordinary Course of Business, except in connection with financing the transactions contemplated by the Amherst Agreements;

          (iii) except for the anticipated capital expenditures set forth in the Amherst Disclosure Letter, make any capital expenditure or commit itself to make any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate;

          (iv) increase the rate of salary of any officer, director or employee;

          (v) enter into any agreement, Contract or commitment or incur any Liability other than in the Ordinary Course of Business and consistent with its existing policies, except in connection with financing the transactions contemplated by the Amherst Agreements;

          (vi) waive any rights of substantial value affecting the Acquired Assets;

          (vii) dispose of, permit to lapse, or otherwise fail to preserve any of its Intellectual Property Assets or other similar rights, dispose of or permit to lapse any license, permit or other form of authorization, or dispose of or disclose to any Person, other than an authorized representative of CRI, any customer list, trade secret, formula process or know-how;

          (viii) make any change in any method of accounting or accounting practice or in the application of such method of accounting or account practice or make any change in accounting estimate;

          (ix) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any assets (whether real, personal or mixed, tangible or intangible) to, or enter into any agreement, arrangement or transaction with, any of its officers or directors, any of its affiliates or associates or any Person in which it or any of its officers, directors, affiliates or associates, has any direct or indirect interest, except for (A) directors' fees and compensation to its officers and employees at rates not exceeding the rates of compensation in effect on the Balance Sheet Date and (B) advances made to employees for travel and other business expenses in reasonable amounts consistent with past practice;

          (x) agree, whether in writing or otherwise, to take any action prohibited in this Section 5.2; or

          (xi) without limiting any of the foregoing, take or refrain from taking any action the result of which would render any representation or warranty made to CRI in or in connection with this Agreement inaccurate when deemed made on and as of the Closing Date, provided that Amherst shall have the opportunity to correct any such action during such period to the satisfaction of CRI.

5.3  NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Amherst and ASI will not, and will cause Amherst not to, without the prior consent of CRI, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.18 is likely to occur.

5.4  REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, ASI will, and will cause Amherst to, obtain approval of Amherst's Board of Directors and stockholders, to the extent these may be required, and to make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act, if applicable). Between the date of this Agreement and the Closing Date, Amherst and ASI will, and will cause Amherst to, (a) cooperate with CRI with respect to all filings that CRI elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with CRI in obtaining all consents required by this Agreement (including taking all actions requested by CRI to cause early termination of the applicable waiting period under the HSR Act).

5.5  NOTIFICATION

Between the date of this Agreement and the Closing Date, Amherst and ASI will promptly notify CRI in writing if ASI or Amherst becomes aware of any fact or condition that causes or constitutes a material Breach of any of Amherst's and/or ASI's representations and warranties as of the date of this Agreement, or if Amherst or ASI has Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Amherst and/or ASI will promptly notify CRI of the occurrence of any material Breach of any covenant of Amherst and/or ASI in this
Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.

5.6  PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement, ASI will cause all indebtedness owed to Amherst by any affiliate or Related Person of Amherst (other than a Subsidiary) to be paid in full prior to Closing.

5.7  NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to
Section 2.6 or Article IX, Amherst and/or ASI will not, and will cause Amherst and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than CRI) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Amherst, or any of the capital stock of Amherst, or any merger, consolidation, business combination, or similar transaction involving Amherst.

5.8  COMMERCIALLY REASONABLE EFFORTS

Between the date of this Agreement and the Closing Date, Amherst and ASI will use Commercially Reasonable Efforts to cause the conditions in Articles VII and VIII to be satisfied.


                              ARTICLE VI
                COVENANTS OF CRI PRIOR TO CLOSING DATE

6.1  APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, CRI will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including filings under the HSR Act). Between the date of this Agreement and the Closing Date, CRI will, and will cause each Related Person to, cooperate with ASI with respect to all filings that ASI is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with ASI in obtaining all necessary consents provided that this Agreement will not require CRI to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2  COMMERCIALLY REASONABLE EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, CRI will use Commercially
Reasonable Efforts to cause the conditions in Articles VII and VIII to be satisfied.

6.3  NOTIFICATION

Between the date of this Agreement and the Closing Date, CRI will promptly notify Amherst and ASI in writing if any executive officers of CRI become aware of any fact or condition that causes or constitutes a material Breach of any of CRI's representations and warranties as of the date of this Agreement, or if any executive officer of CRI has Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, CRI will promptly notify Amherst and ASI of the occurrence of any material Breach of any covenant of CRI in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.



                              ARTICLE VII
           CONDITIONS PRECEDENT TO CRI'S OBLIGATION TO CLOSE

CRI's obligation to purchase the Acquired Assets and to take the other actions required to be taken by CRI at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by CRI, in whole or in part):

7.1  ACCURACY OF REPRESENTATIONS

     (a) All of Amherst's and ASI's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except to the extent such representations are by their express provisions made as of a specified date and after giving effect to any information that was delivered by ASI or Amherst to CRI prior to the Closing Date in accordance with
          Section 5.5 or the Amherst Disclosure Letter).

     (b) Each of Amherst's and ASI's representations and warranties in Sections 3.7, 3.14, and 3.26 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

7.2  AMHERST AND ASI'S PERFORMANCE

     (a) All of the covenants and obligations that Amherst and ASI are required to perform or to comply with pursuant to this Agreement must be performed or complied with in all material respects as of twenty-four (24) hours prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects at such time.

     (b)  Each document required to be delivered pursuant to Section
          2.5 must have been delivered.

7.3  CONSENTS

Each of the Consents referenced in Section 2.2, must have been obtained and must be in full force and effect.

7.4  NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Acquired Assets by Amherst to CRI, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.5  CLOSING OF THE AMHERST AGREEMENTS; CONSUMMATION OF THE PERMITTED
     MERGER

The transactions contemplated by the Amherst Agreements shall have been consummated with no waiver by ASI of any condition to closing.


                             ARTICLE VIII
         CONDITIONS PRECEDENT TO AMHERST'S OBLIGATION TO CLOSE

Amherst's obligation to sell the Acquired Assets and to take the other actions required to be taken by Amherst and/or ASI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Amherst and ASI, in whole or in part):

8.1  ACCURACY OF REPRESENTATIONS

All of CRI's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except to the extent such representations are by their express provisions made as of a specified date) , except as otherwise contemplated or permitted by this Agreement as of the date of this Agreement.

8.2  CRI'S PERFORMANCE

     (a) All of the covenants and obligations that CRI is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) CRI must have delivered each of the documents required to be delivered by CRI pursuant to Section 2.5(b)(iii) and must have made the payments required to be made by CRI pursuant to
          Section 2.3.

8.3  CONSENTS

Each of the Consents identified in Section 6.1 of this Agreement must have been obtained, or will have been obtained prior to Closing, and must be in full force and effect.

8.4  NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Acquired Assets by Amherst to CRI, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.5  CLOSING OF THE AMHERST AGREEMENTS

The transactions contemplated by the Amherst Agreements shall have been consummated.


                              ARTICLE IX
                              TERMINATION

9.1  TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by CRI, if a material Breach of any representation or warranty of Amherst or ASI in this Agreement has been committed by Amherst or ASI and such Breach has not been waived;

     (b) by Amherst or ASI, if a material Breach of any provision of this Agreement has been committed by CRI and such Breach has not been waived.

     (c) (i) by CRI, if any of the conditions in Article VII has not been satisfied as provided therein or if satisfaction of such a condition is or becomes impossible (other than through the failure of CRI to comply with its obligations under this Agreement) and CRI has not waived such condition on or before the Closing Date; or (ii) by Amherst and/or ASI, if any of the conditions in Article VIII has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Amherst and/or ASI to comply with their obligations under this Agreement) and Amherst and ASI have not waived such condition on or before the Closing Date;

     (d)  by mutual consent of CRI, Amherst and ASI; or

     (e) by any of CRI, Amherst or ASI if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 28, 1999, or such later date as the Parties may agree upon.

9.2       EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                               ARTICLE X
                       INDEMNIFICATION; REMEDIES

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION IS AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Amherst Disclosure Letter, the certificate delivered pursuant to Section 2.5(a)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing indefinitely; provided, however, that (except as provided in the last paragraph of Section 10.2 with respect to Excluded Matters) no claim for indemnification under this Article X for a Breach of any such representation or warranty may be asserted after the expiration of eighteen (18) months following the Closing Date unless such claim has been made in writing prior to the expiration of such period, in which case such claim shall survive until final resolution thereof. Except as provided in Section 11.6(g), the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY AMHERST AND ASI

Amherst and ASI, jointly and severally, will indemnify and hold harmless CRI and its respective Representatives, stockholders, controlling persons and affiliates (collectively, the "CRI Indemnified Persons") for, and will pay to the CRI Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees and distributions) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) any Breach of any representation or warranty made by Amherst or ASI in this Agreement, the Amherst Disclosure Letter or any other certificate or document delivered by Amherst or ASI pursuant to this Agreement;

     (b) any Breach of any representation or warranty made by Amherst or ASI in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is disclosed and is expressly identified in the certificate delivered pursuant to Section 2.5(a)(iv) as having caused the condition specified in Section 7.1 not to be satisfied;

     (c) any Breach by Amherst or ASI of any covenant or obligation of Amherst or ASI in this Agreement;

     (d) any product shipped or manufactured by Amherst prior to the Closing Date;

     (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with ASI or Amherst (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

     (f) the entire amount of any Taxes, of any type, including, without limitation, income, excise, franchise, gains, transfer and sales and use taxes, and any interest or penalties with respect thereto, owed by Amherst or of any affiliated, combined or unitary group of which Amherst is or was a part for tax purposes under federal, state, county or local laws for any period prior to Closing;

     (g)  the Excluded Liabilities;

     (h)  any matter set forth on Schedule 10.2(h) of this Agreement;
          or

     (i) the failure to collect, within seventeen (17) months of the Closing Date, Accounts Receivable of Amherst, net of bad debt reserves on the Closing Date, reflected on the Post-Closing Financial Statements.

Excluding any claims for (A) matters covered by subsections (e) and
(g), (B) fraud and (C) claims based on any misrepresentation or Breach of a representation or warranty of Amherst or ASI which either Amherst or ASI had Knowledge of prior to the Closing ("Excluded Matters"), with respect to which no limit shall apply, the liability of Amherst and ASI under this Agreement shall be limited solely to a right of set off by CRI against the Escrow Notes, in accordance with the terms of this Agreement. The Liability Basket and the Liability Cushion shall be used before any right of set off against any Escrow Notes and before any claims are made against Amherst or ASI with respect to any matters (other than Excluded Matters), provided, however, that (i) CRI shall not set off against the Escrow Notes or reduce the Liability Basket or Liability Cushion with respect to any matter covered by subsections (e) and (g) above (it being the intention of the Parties that with respect to such matters, CRI must recover directly from Amherst or ASI) and
(ii) CRI shall not be limited in making a claim hereunder (within the time period permitted for set offs) for Damages arising from any non-Excluded Matter to the extent that set off of such claim would be precluded solely by reason of the fact that a claim based on an Excluded Matter was previously applied as a set off against the Escrow Notes. The remedies provided in this Section 10.2 are exclusive (other than with respect to an Excluded Matter) and limit any other remedies that may be available to CRI or the other CRI Indemnified Persons.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY CRI

CRI will indemnify and hold harmless Amherst, ASI and their respective Representatives, stockholders, controlling persons and affiliates (collectively, "Amherst Indemnified Persons") for, and will pay to the Amherst Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by CRI in this Agreement or in any certificate delivered by CRI pursuant to this Agreement, (b) any Breach by CRI of any covenant or obligation of CRI in this Agreement, (c) any Assumed Liability, (d) any Taxes with respect to the ownership and operation of the Acquired Assets after the Closing or (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with CRI (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.4 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

     (a)  Promptly after receipt by an indemnified party under Sections
          10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to receive such notice.

     (b) If any Proceeding referred to in Section 10.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
          (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of any compromise or settlement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its reasonable objection to such compromise or settlement, the indemnifying party will be bound by any such compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding. In any event, an indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     (d) Each of Amherst and ASI hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any CRI Indemnified Person for purposes of any claim that a CRI Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and each agrees that process may be served on such party with respect to such a claim anywhere in the world.

10.5 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

10.6 OTHER

Following the final review of the Post-Closing Financial Statements (including, if applicable, any resolution by the Accountants) as provided in Section 2.7 hereto, to the extent a liability is reflected on such Post-Closing Financial Statements, such liability shall not be the basis for a claim for Damages by CRI.

10.7 CERTAIN LIMITS ON INDEMNIFICATION

Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto, solely by virtue of the indemnification provision hereof. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party and the amount received from such third party equals or exceeds the amount of the indemnifiable loss previously paid by the indemnifying party, then the indemnified party shall promptly remit to the indemnifying party the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss.


                              ARTICLE XI
                          GENERAL PROVISIONS

11.1 EXPENSES AND TAX CONSIDERATIONS

     (a) Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided however that (i) all sales and transfer taxes and all filing expenses or other charges in connection with the transfer of the Acquired Assets shall be paid by CRI and (ii) all fees and expenses of counsel and accountants of Amherst in connection with this transaction, to the extent reflected on the Post-Closing Financial Statements, shall be paid by the CRI. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     (b) CRI, Amherst and ASI shall each consider the requests of the other with respect to the Agreement and the Contemplated Transactions in order to accommodate income and other tax requirements. ASI and its affiliates shall be solely responsible for any income taxes resulting from this Agreement and the Contemplated Transactions. Amherst, ASI and CRI agree that for all tax purposes, the Contemplated Transactions constitute a taxable sale of assets by Amherst, as owned by it, to CRI, and to treat the Contemplated Transactions consistent therewith on any Tax Return or other filing made by any of them.

11.2 PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as CRI determines. Unless consented to by CRI in advance or required by Legal Requirements, prior to the Closing, Amherst and ASI shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. ASI, Amherst and CRI will consult with each other concerning the means by which Amherst's employees, customers, and suppliers and others having dealings with Amherst will be informed of the Contemplated Transactions, and CRI will have the right to be present for any such communication.

11.3 CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, CRI, Amherst and ASI will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of CRI and Amherst to maintain in confidence, any written, oral, or other information obtained in confidence from another party or Amherst in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other Parties):

Amherst Systems, Inc.
30 Wilson Road
Buffalo, NY  14221
Attn:  President
Facsimile No.:  716-631-0629

ASI Acquisition Corp.
3539 South Eastern Avenue
Las Vegas, Nevada 89109
Facsimile No.:  (702) 732-4503

with a copy to:
Law Offices of Joel Mallin
110 East 59th Street
Suite 3202
New York, NY  10022
Attention:  Joel Mallin, Esq.
Facsimile No.:  (212) 753-3058

Comptek Research, Inc.
2732 Transit Road
Buffalo, NY 14224
Attention:  John J. Sciuto
Facsimile No.:  (716) 677-0014

with a copy to:
Comptek Research, Inc.
2732 Transit Road
Buffalo, NY 14224
Attention:  Christopher A. Head, Esq.
Facsimile No.:  (716) 677-0014

with a copy to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention:  James R. Tanenbaum, Esq.
Facsimile No.:  (212) 806-6006


11.5 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of New York, County of Erie, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of New York, and each of the Parties consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6 ADDITIONAL AGREEMENTS

     (a)  The Parties agree:

          (i) to furnish upon request to each other such further information,

          (ii) to execute and deliver to each other such other documents, and

          (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     (b) CRI shall offer to employ (effective as of the Closing Date) all of the employees of Amherst as of the Closing Date at wage or salary levels, as applicable, and with employee benefits that are no less favorable than those of similarly situated employees of CRI but in no event less favorable, in the aggregate, than those provided to employees of Amherst immediately prior to the Closing Date. Consistent with the foregoing, prior to the Closing Date the Parties shall mutually agree to appropriate mechanisms for the orderly transition from Amherst to CRI of those Amherst Employees who accept employment with CRI.

     (c) CRI shall not, at any time prior to sixty (60) days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Workers Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment where current employees of Amherst shall be employed as of the Closing Date without complying with the obligations, if any, arising under WARN.

     (d) As soon as reasonably practicable following the Closing, Amherst shall, in accordance with Federal Acquisition Regulation Part 42, Section 42.12, submit in writing to each responsible Contracting Officer (as such term is defined in Federal Acquisition Regulation Part 42, Section 42.102(a)), a request for the U.S. Government to (i) recognize CRI in accordance with this Agreement and (ii) enter into a Novation agreement (the "Novation Agreement") substantially in the form contemplated by such regulations. Amherst shall thereby reasonably assist CRI in obtaining all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement with regard to any of the Government Contracts, including responding to any reasonable requests for information by the U.S. Government with regard to such Novation Agreement.

     (e) In order to facilitate the resolution of any claims made against or incurred by ASI or Amherst or any of their respective affiliates prior to the Closing, for a period of seven years after the Closing, CRI shall (i) retain the books and records of Amherst and its Subsidiaries delivered to CRI relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of Amherst and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of ASI or Amherst reasonable access (including the right to make, at Amherst's on ASI's expense, photocopies), during normal business hours, to such books and records.

     (f) In order to facilitate the resolution of any claims made by or against or incurred by CRI or any of its affiliates after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, Amherst shall (i) retain the books and records of Amherst and its Subsidiaries and their operations for periods prior to Closing and which shall not otherwise have been delivered to CRI and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of CRI reasonable access (including the right to make, at CRI's expense, photocopies), during normal business hours, to such books and records.

     (g) ASI or Amherst shall promptly notify CRI in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any material breach of a representation or warranty or covenant of ASI or Amherst in this Agreement or which could have the effect of making any representation or warranty of ASI or Amherst in this Agreement untrue or incorrect in any material respect and (ii) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or projections of Amherst, any Subsidiary or the business; provided, however, that in the event ASI or Amherst shall disclose in writing to CRI any such events, circumstances, facts, occurrences or developments prior to the Closing, then, if CRI shall effect the Closing despite such disclosure, CRI shall be deemed to have waived its right to indemnification under Article X for any such events, circumstances, facts, occurrences or developments so disclosed to CRI.

     (h) ASI and Amherst agree that CRI may perform or have performed on behalf of CRI an environmental audit survey of any Facility of Amherst (the "Environmental Study"), including without limitation, scheduling site visits as necessary to complete the Environmental Study prior to the Closing. CRI shall be responsible for all costs, charges and expenses of any nature whatsoever associated with the Environmental Study.

     (i) ASI and Amherst acknowledge that from and after the Closing, the names "Amherst", "Amherst Systems", each trade name referenced in
Section 3.24(e)(i) and all similar or related names, Marks and logos (all of such names, Marks and logos being the "Amherst Names") shall be owned by CRI or a Subsidiary of CRI, that none of Amherst or any of its affiliates, nor ASI, shall have any rights in the Amherst Names, and that none of Amherst or any of its affiliates, nor ASI, will contest the ownership or validity of any rights of CRI in or to the Amherst Names. Promptly after the Closing, ASI shall cause the corporate names of Amherst and its Subsidiaries to be changed so as to eliminate the Amherst Names from such corporate names. From and after the Closing, neither Amherst or any of its affiliates, nor ASI, shall use any of the Intellectual Property or any of the licensed Intellectual Property transferred to CRI pursuant to this Agreement.

     (j) ASI will cause Amherst and its Subsidiaries to pay and discharge the Excluded Liabilities as and when the same become due and payable.

     (k) Amherst shall, for a period of not less than seven years after Closing, maintain its corporate existence.

     (l) The Permitted Merger shall be consummated within two (2) business days after the Closing.

     (m) The Parties agree to cooperate in the preparation of all Tax Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing copies of prior years' Tax Returns or return preparation packages illustrating previous reported practices or containing historical information relevant to the preparation of such Tax Returns, providing reasonable access to employees with Knowledge of such Tax Returns during regular business hours and furnishing such other information with such Party's possession reasonably requested by the Party filing such Tax Returns as is relevant to their preparation.


11.7 WAIVER

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including the Letter of Intent dated October 13, 1998) and constitutes (along with the documents referred to in this Agreement and any other agreement executed contemporaneously herewith) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

None of the Parties hereto may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that CRI may assign any of its rights under this Agreement to any Subsidiary of CRI. Notwithstanding anything to the contrary contained in this Agreement, until consummation of the Contemplated Transactions, ASI and Amherst may (i) grant a security interest in respect of their rights hereunder to their lenders and such lenders may exercise their rights in respect of that security interest and (ii) enter into the Permitted Merger. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

11.10     SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11     SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.12     TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13     GOVERNING LAW

This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

11.14     COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

COMPTEK RESEARCH, INC.

By:

Title:



AMHERST SYSTEMS, INC.

By:

Title:



ASI ACQUISITION CORP.

By:

Title:




                            FIRST AMENDMENT



     FIRST AMENDMENT (this "Amendment") to that certain Asset Purchase Agreement (the "Agreement"), made as of December 23, 1998, by and among COMPTEK RESEARCH, INC., a New York corporation having an office and principal place of business at 2732 Transit Road, Buffalo, New York 14224 (hereinafter referred to as "CRI"), AMHERST SYSTEMS, INC., a Delaware corporation having an office and principal place of business at 30 Wilson Road, Williamsville, New York 14221 (hereinafter referred to as "Amherst") and ASI Acquisition Corp., a Delaware corporation having its principal place of business at 3539 South Eastern Avenue, Las Vegas, Nevada 89109 (hereinafter referred to as "ASI").

     WHEREAS, CRI, Amherst and ASI desire to amend certain provisions of the Agreement, each as set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     1. Section 2.4 of the Agreement is deleted in its entirety and is replaced with the following new Section 2.4:

          2.4  CLOSING

          The purchase and sale (the "Closing") provided for in this Agreement will take place at a location to be mutually agreed to by the Parties hereto, at 9:00 a.m. (local time) on (i) March 17, 1999 or (ii) such other date as the Parties shall agree. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     2. The reference to "February 28, 1999" in Section 9.1(e) of the Agreement is deleted and replaced with: April 1, 1999.

     Defined terms used herein but not defined herein shall have the meaning ascribed to them in the Agreement.

     The Agreement is hereby amended and modified solely to the extent of the above-referenced items. Nothing herein contained shall be deemed to be an amendment or waiver of any other provision of the Agreement, all of which shall remain in full force and effect.

Dated as of February 23, 1999


COMPTEK RESEARCH, INC.

By:

Title:



AMHERST SYSTEMS, INC.

By:

Title:



ASI ACQUISITION CORP.

By:

Title:



          Exhibits Attached to Asset Purchase Agreement


Exhibit 2.5(a)(ii)  --   Form of Employment Agreements

Exhibit 2.5(a)(iii) --   Form of Non-Competition Agreements

Exhibit 2.5(b)      --   Form of Promissory Notes

The above Exhibits to the Asset Purchase Agreement are omitted and will be filed with the Commission upon request.


EXHIBIT 23




                     Independent Auditors' Consent



The Board of Directors
Comptek Research, Inc.
2732 Transit Road
Buffalo, NY 14224

Gentlemen:

We consent to the incorporation by reference in the registration statements (Nos. 33-54170, 33-82536, 333-11437 and 333-62753) on Form S-
8 of Comptek Research, Inc., of our report dated June 12, 1998, related to the consolidated balance sheets of Amherst Systems Inc. as of April 30, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1998, which report appears in the Form 8-K dated March 26, 1999 of Comptek Research, Inc.


                                        KPMG LLP


April 9, 1999
Buffalo, New York




EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:  Christopher A. Head
          Executive Vice President
          Comptek Research, Inc.
          716-677-4070



             COMPTEK RESEARCH COMPLETES AMHERST ACQUISITION
                         _____________________


              Closes Private Placement of $15 Million in
          8 1/2% Convertible Subordinated Debentures Due 2004

                         ____________________


Buffalo, New York -- (March 29, 1999) Comptek Research, Inc. (AMEX:CTK), announced today the completion of its acquisition of the business operations and related assets and liabilities of Amherst Systems, Inc., which was announced in October 1998. Comptek also announced the formation of a new wholly-owned subsidiary, Comptek-Amherst, Inc., to operate the acquired business. Comptek obtained funding for the acquisition, as well as additional working capital, through the sale of convertible subordinated debentures and expansion of its revolving line of bank credit.

                          AMHERST ACQUISITION

Amherst Systems, Inc., a manufacturer of computer controlled simulation/stimulation equipment and systems that are used to test military avionics equipment including radar warning receivers, radar counter-measures equipment, radars, and infrared sensor systems, was founded in 1975 as a privately-held company, headquartered in
Williamsville, New York.   As a result of the acquisition, Comptek will
now have a major subcontractor role on the United States Air Force's F-22 Raptor program. Prior to the acquisition, Amherst Systems had annualized defense systems sales of approximately $40 million and a contract backlog, as of December 31, 1998, of over $60 million.

Comptek's Chairman, President and Chief Executive Officer, John Sciuto, said, "The acquisition of Amherst Systems substantially fortifies Comptek's position as a prominent international supplier of electronic warfare simulation/stimulation and training systems. We are extremely pleased to have Amherst Systems and the 300 plus Amherst Systems employees join the Comptek team. The acquisition of Amherst Systems is definitely a milestone event in Comptek's achieving the original goals and objectives that were established in 1996, as part of Comptek's strategic business plan, Comptek Vision 2000."

"The Comptek-Amherst combination provides Comptek with the critical mass we have been seeking to effectively compete at the next higher level, particularly in the international marketplace. In this regard, we believe that the market results of this particular combination will become apparent very quickly."

As a result of the acquisition, Comptek will now have approximately 1,200 employees in 24 different locations, including over 350 employees and four major facilities in the Buffalo, New York area. The combined annualized sales of Comptek and Amherst are approximately $140 million. As a result of the acquisition, Comptek's contract backlog has increased to well over $210 million.

        PRIVATE PLACEMENT OF CONVERTIBLE SUBORDINATED DEBENTURES

In connection with the financing of the Amherst acquisition, Comptek has made a private placement of $15 million of convertible subordinated debentures to selected accredited investors. The debentures, which mature on April 1, 2004, provide for an annual interest rate of 8 1/2% and are convertible into shares of the common stock of Comptek at a conversion price of $9.50 per share subject to certain adjustments. In addition, the Company may, prior to April 24, 1999, issue up to an additional $5 million of debentures on the same terms. Warburg Pincus Asset Management acted as the lead investor in the transaction.

The debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

          EXPANSION OF REVOLVING LINE OF CREDIT TO $27 MILLION

Also in connection with the acquisition, the Company has established a new $27 million revolving credit facility. The credit facility, led by Manufacturers and Traders Trust Company with KeyBank as a participant, replaces Comptek's previous $12 million revolving credit facility. The new credit facility provides the Company with an increased range of flexibility supportive of the Company's growth profile.

                       FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about Comptek's current expectations for future sales based on current business conditions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include Comptek's dependence on continued funding of U.S. Department of Defense programs and the likelihood that actual future revenues that are realized may differ from those inferred from existing backlog. Other risks and uncertainties are described in Comptek's 1998 Form 10-K Annual Report filed with the Securities and Exchange Commission.

Comptek Research, Inc., with offices and subsidiary locations in the United States, is a domestic and international supplier of technically advanced electronics and data communications systems to government and industry.

Note: Today's news release and Comptek's news releases for the past year are available on the Internet at http://www.cfonews.com under the heading "Company News, Comptek Research." Additional information about Comptek is also available at http://www.comptek.com.

                                 -30-